Exhibit 99.1
EXECUTION COPY

SALE AND PURCHASE AGREEMENT
by and between
THE TIMKEN COMPANY
and
JTEKT CORPORATION
dated as of
JULY 29, 2009

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(Continued)

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(Continued)

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(Continued)

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TABLE OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Assignment and Assumption of Lease
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of General Assignment and Bill of Sale
Exhibit E	Form of Intellectual Property License Agreement
Exhibit F	Form of Assignment of Assigned Contracts
Exhibit G	Form of Patent Assignment Agreement
Exhibit H	Form of Trademark License Agreement
Exhibit I	Form of France Purchase Agreements
Exhibit J	Form of Germany Purchase Agreement
Exhibit K	Form of Spain Purchase Agreement
Exhibit L	Form of China Purchase Agreement
Exhibit M	Form of Czech Republic Purchase Agreements
Exhibit N	Form of Canadian Transfer Documents
Exhibit O	Form of Trademark Assignment Agreement
Exhibit P	Form of Supply Agreement
Exhibit Q	Form of Deeds
Exhibit R	Form of Germany Ratification
Exhibit S	French Offer Letter
Sections of Disclosure Schedule

Section 1.02	Retained Liabilities
Section 1.05(c)(xiii)	Resignations
Section 1.06(a)	Final Euro Working Capital Statement
Section 1.06(b)	Final ROW Working Capital Statement
Section 1.06(c)	Fixed Exchange Rates
Section 1.07(a)(i)	Company-Level Allocation
Section 1.07(a)(ii)	Asset-Level Allocation
Section 2.03	Non-Contravention
Section 2.04	Consents
Section 2.05(a)	Financial Statements
Section 2.05(b)	Included Financial Statement Accounts
Section 2.06	Events Subsequent to Financial Statements
Section 2.07	Taxes
Section 2.08	Litigation
Section 2.09(a)	Compliance with Law
Section 2.09(b)	Permits
Section 2.10	Benefit Plans
Section 2.11(c)	Labor Agreements for Non-U.S. Employees
Section 2.11(d)	Labor Strikes
Section 2.12	Owned and Leased Real Property

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Section 2.13	Intellectual Property
Section 2.14	Material Contracts
Section 2.15	Environmental Matters
Section 2.16	Title to the Purchased Assets
Section 2.17	Capitalization of Acquired Subsidiaries
Section 2.18	Material Customers and Suppliers
Section 2.19	Insurance Policies
Section 2.21(a)	Product Warranty Claims
Section 2.21(b)	Product Warranty Standard Terms and Conditions
Section 2.21(c)	Product Warranties Beyond Seller’s Standard Terms and Conditions
Section 4.01	Conduct of the Business
Section 5.07	Restricted Business Employees
Section 5.09	Valti Purchase Obligations
Section 6.06	Georgia Bonds
Section 8.01(a)	List of Transferred Employees
Section 8.01(d)	List of Certain Business Employees in China, France, Germany and Spain
Section 11.08	Business Restructuring Initiative
Section 12.01(a)	Acquired Subsidiaries
Section 12.01(b)	Business Facilities
Section 12.01(c)	Selling Affiliates Holding Excluded Receivables
Section 12.01(d)(i)	Knowledge of Seller
Section 12.01(d)(ii)	Knowledge of Purchaser
Section 12.01(e)	Listed Pre-Closing Environmental Conditions
Section 12.01(f)	Selling Affiliates Holding Transferred Receivables
Section 12.01(g)	Other Affiliates of Seller Holding Inventory
Section 12.01(h)	Certain Purchased Assets
Section 12.01(i)	Required Regulatory Approvals
Section 12.01(j)	Selling Affiliates

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SALE AND PURCHASE AGREEMENT
     This SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of July 29, 2009, is by and between JTEKT Corporation, a Japanese corporation (“Purchaser”), and The Timken Company, an Ohio corporation (“Seller”).
RECITALS
     WHEREAS, Seller, directly and indirectly through the Selling Affiliates, conducts the Business;
     WHEREAS, Purchaser desires to purchase, and cause designated Purchasing Affiliates to purchase, from Seller and the Selling Affiliates, and Seller desires to sell, and cause the Selling Affiliates to sell, to Purchaser and designated Purchasing Affiliates, the Purchased Assets upon the terms and subject to the conditions hereinafter set forth; and
     WHEREAS, Seller desires to transfer and assign, and cause the Selling Affiliates to transfer and assign, to Purchaser and designated Purchasing Affiliates, and Purchaser desires to assume, and cause designated Purchasing Affiliates to assume, from Seller and the Selling Affiliates, the Assumed Liabilities upon the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, Purchaser and Seller hereby agree as follows:
ARTICLE 1
Purchase and Sale
     Section 1.01. Purchased Assets; Excluded Assets.
     (a) Purchaser agrees to purchase, or cause to be purchased by a Purchasing Affiliate, from Seller or a Selling Affiliate, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser or a Purchasing Affiliate, at the Closing, all of Seller’s or any Selling Affiliate’s right, title and interest in, to and under each of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Purchaser shall not purchase or acquire or otherwise obtain, or cause to be purchased or acquired or otherwise obtained by a Purchasing Affiliate, any right, title or interest in, to or under any Excluded Asset.
     (b) On the date hereof, Purchaser is transmitting to the French Selling Affiliates the French Offer Letter, pursuant to which Purchaser is offering to purchase and assume, or cause to be purchased and assumed by a Purchasing Affiliate, from the French Selling Affiliates, as applicable, the France NRB Assets and the France NRB Liabilities. If the French Offer Letter is accepted by the French Selling Affiliates, such purchase and assumption will be governed by the French Offer Letter, the France Purchase Agreements and this Agreement.

     Section 1.02. Assumed Liabilities; Retained Liabilities. Effective from and after the Closing, Purchaser shall assume, or cause to be assumed by a Purchasing Affiliate, and shall thereafter pay, perform, discharge, and observe fully and timely, or cause to be paid, performed, discharged, and observed fully and timely by a Purchasing Affiliate, the Assumed Liabilities. Notwithstanding the foregoing, Purchaser shall not assume, or cause to be assumed by a Purchasing Affiliate, those Liabilities related to the Business that are set forth on Section 1.02 of the Disclosure Schedule (the “Retained Liabilities”).
     Section 1.03. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, Permit, Real Property Lease or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the approval, consent or waiver of a third party thereto or any applicable Governmental Authority, would constitute a breach or other contravention of such Assigned Contract, Permit, Real Property Lease or in any way adversely affect the rights of Purchaser, Seller or their respective Affiliates thereunder. If such approval, consent or waiver is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or any Selling Affiliate thereunder so that Purchaser or a Purchasing Affiliate would not in fact receive all such rights, Purchaser and Seller will cooperate in a mutually agreeable arrangement under which Purchaser or a Purchasing Affiliate would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which Seller would enforce for the benefit of Purchaser or a Purchasing Affiliate at Purchaser’s sole cost and expense, with Purchaser or the applicable Purchasing Affiliate being responsible for the performance and discharge of Seller’s obligations (including any Liabilities actually suffered by any Seller Indemnified Party resulting from or arising out of any such mutually agreeable arrangement), and any and all rights of Seller thereunder against a third party. None of Seller, Purchaser or any Affiliate of Seller or Purchaser shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver for the transfer of any rights or obligations made pursuant to this Agreement.
     Section 1.04. Purchase Price. At the Closing, in consideration for the transfer by Seller or a Selling Affiliate to Purchaser or a Purchasing Affiliate of each of the Purchased Assets, Purchaser shall (a) assume, or cause the Purchasing Affiliates to assume, the Assumed Liabilities and (b) pay to Seller and/or its Affiliates (as directed by Seller) an aggregate purchase price in an amount equal to (i) US$330,000,000 minus (ii) the Estimated Net Retained Receivables (the result of such computation, the “Purchase Price”), in cash, exclusive of any Transfer Taxes, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. The Purchase Price shall be subject to adjustment as provided in Section 1.06.
     Section 1.05. Closing and Closing Deliveries.
     (a) Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Closing”) shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, 44114 at 10:00 a.m. (local time in Cleveland, Ohio) on the second Business Day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchaser and Seller may agree (the date on which the Closing occurs, the “Closing Date”). Subject to applicable Laws, legal title, equitable title and risk of loss with respect to each of the Purchased Assets will transfer to Purchaser or a Purchasing Affiliate at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes, including Section 1.06, as of 12:01 a.m. or, if the Closing occurs on the last day of a calendar month, as of 11:59 p.m. (in each case, local time in the applicable jurisdiction in which each such transfer occurs), on the Closing Date. Except as provided otherwise herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Purchaser agrees not to, and to cause its Affiliates not to, take any actions or omit to take any actions on the Closing Date with respect to the Purchased Assets that are not in the ordinary course of business consistent with the past practice of the Business.
     (b) Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:
     (i) the Purchase Price payable to Seller as set forth in Section 1.04;
     (ii) the certificate to be delivered by Purchaser pursuant to Section 9.03(a)(iii);
     (iii) one or more assumption agreements, substantially in the form of Exhibit A, pursuant to which Purchaser will assume or cause to be assumed by a Purchasing Affiliate the Assumed Liabilities that are not assumed pursuant to any other Transaction Agreement (each, an “Assumption Agreement”), each duly executed by Purchaser or a Purchasing Affiliate;
     (iv) instruments of assignment and assumption substantially in the form of Exhibit B, pursuant to which Seller and the Selling Affiliates will assign all of their respective right, title and interest in each of the Transferred Real Property Leases to a Purchasing Affiliate and such Purchasing Affiliate will assume all obligations thereunder, with separate agreements for each Transferred Real Property Lease (each, an “Assignment and Assumption of Lease”), each duly executed by a Purchasing Affiliate;
     (v) a transition services agreement, substantially in the form of Exhibit C, pursuant to which Purchaser will purchase from Seller certain transitional services, as designated by Purchaser (the “Transition Services Agreement”), duly executed by Purchaser;
     (vi) one or more general assignment and bills of sale, in substantially the form of Exhibit D, pursuant to which Seller and the Selling Affiliates will convey each of the Purchased Assets to Purchaser or a Purchasing Affiliate that are not conveyed pursuant to any other Transaction Agreement (each, a “General Assignment and Bill of Sale”), each duly executed by Purchaser or a Purchasing Affiliate;
     (vii) an intellectual property license agreement substantially in the form of Exhibit E, pursuant to which Purchaser will license certain trade secrets to Seller and Seller’s Affiliates (the “Intellectual Property License Agreement”), duly executed by Purchaser;
     (viii) one or more assignments of contracts, substantially in the form of Exhibit F, pursuant to which Seller and the Selling Affiliates will assign each of the Assigned Contracts to Purchaser or a Purchasing Affiliate (each, an “Assignment of Assigned Contracts”), each duly executed by Purchaser or a Purchasing Affiliate;
     (ix) one or more patent assignment agreements, substantially in the form of Exhibit G, pursuant to which Seller will assign or cause to be assigned the rights to each of those Purchased Patents that are not owned by an Acquired Subsidiary to Purchaser or a Purchasing Affiliate (each, a “Patent Assignment Agreement”), each duly executed by Purchaser or a Purchasing Affiliate;
     (x) a license agreement substantially in the form of Exhibit H, pursuant to which Seller will license the trademarks and/or trade names “Timken”, “Fafnir” and “Torrington” to Purchaser for the express period and purposes stated therein (the “Trademark License Agreement”), duly executed by Purchaser;
     (xi) purchase agreements substantially in the form of Exhibit I, pursuant to which, if the French Offer Letter is accepted by the French Selling Affiliates, a Purchasing Affiliate will purchase all of the France NRB Assets and will assume all of the France NRB Liabilities (including any notarial deed required under French law in connection with the sale and transfer of the Transferred Owned Real Property located in France, the “France Purchase Agreements”), each duly executed by such Purchasing Affiliate;
     (xii) a purchase agreement substantially in the form of Exhibit J, pursuant to which a Purchasing Affiliate will purchase all of the Germany NRB Assets and will assume all of the Germany NRB Liabilities (the “Germany Purchase Agreement”), duly executed by such Purchasing Affiliate and a person acting on behalf of Seller as proxy without authorization, contingent only on ratification by Seller, and duly recorded before a German notary (it being understood that both the obligation to purchase and sell as well as the corresponding transfer of the German NRB Assets is not effected through this Agreement, but exclusively through the Germany Purchase Agreement);
     (xiii) a purchase agreement substantially in the form of Exhibit K, pursuant to which Seller will cause to be sold all of the Timken IRB Shares to a

Purchasing Affiliate (the “Spain Purchase Agreement”), duly executed by such Purchasing Affiliate;
     (xiv) a purchase agreement substantially in the form of Exhibit L, pursuant to which a Purchasing Affiliate will purchase all of the China NRB Assets and will assume all of the China NRB Liabilities (the “China Purchase Agreement”), duly executed by such Purchasing Affiliate, which China Purchase Agreement will be executed and delivered by the parties thereto as soon as reasonably practicable following the date hereof if required by the applicable Governmental Authorities in connection with forming the Purchasing Affiliate that is to purchase the China NRB Assets and assume the China NRB Liabilities, notwithstanding anything contained in this Section 1.05(b) to the contrary;
     (xv) agreements on transfer of ownership interest substantially in the form of Exhibit M, pursuant to which Seller will cause to be sold all of the Timken Ceska Shares to a Purchasing Affiliate (the “Czech Republic Purchase Agreements”), each duly executed by such Purchasing Affiliate;
     (xvi) the following agreements, as applicable, pursuant to which a Purchasing Affiliate will purchase all of the Purchased Assets and assume all of the Assumed Liabilities located in Canada (collectively, the “Canadian Transfer Documents”), each in substantially the form set forth on Exhibit N, each duly executed by such Purchasing Affiliate: (A) bill of sale; (B) assignment and assumption agreement; and (C) assignment of Assigned Contracts;
     (xvii) a trademark assignment substantially in the form of Exhibit O, pursuant to which Seller will assign or cause to be assigned to Purchaser or a Purchasing Affiliate the rights to those Purchased Trademarks that are not owned by an Acquired Subsidiary (the “Trademark Assignment Agreement”), duly executed by Purchaser or a Purchasing Affiliate;
     (xviii) a supply agreement, substantially in the form of Exhibit P, pursuant to which Purchaser and Seller or their respective Affiliates will supply to and purchase from each other or their respective Affiliates certain products (the “Supply Agreement”), duly executed by Purchaser; and
     (xix) any other document(s) required by applicable Laws to be duly executed and delivered by Purchaser or any Purchasing Affiliate in order to effect the conveyance of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser or the Purchasing Affiliates.
     (c) Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
     (i) the certificate to be delivered by Seller pursuant to Section 9.02(a)(iii);
     (ii) a duly executed counterpart of each Assumption Agreement;

     (iii) a duly executed counterpart of each Assignment and Assumption of Lease;
     (iv) a duly executed counterpart of the Transition Services Agreement;
     (v) duly executed counterparts of deeds in substantially the form of Exhibit Q, conveying each of the Transferred Owned Real Property to Purchaser or a Purchasing Affiliate (collectively, the “Deeds”), duly executed by Seller or a Selling Affiliate;
     (vi) a duly executed counterpart of each General Assignment and Bill of Sale;
     (vii) a duly executed counterpart of the Intellectual Property License Agreement;
     (viii) a duly executed counterpart of each Patent Assignment Agreement;
     (ix) a duly executed counterpart of each Assignment of Assigned Contracts;
     (x) a duly executed counterpart of the Trademark License Agreement;
     (xi) stock certificates (or local legal equivalent) representing the Shares duly endorsed in blank or accompanied by transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any and to the extent available prior to the Closing, affixed;
     (xii) original corporate record books and stock record books of each of the Acquired Subsidiaries to the extent not located at the Owned Real Property or the Leased Real Property as of the Closing;
     (xiii) written resignations of the directors, officers and managers of the Acquired Subsidiaries as set forth on Section 1.05(c)(xiii) of the Disclosure Schedule;
     (xiv) duly executed counterparts of the France Purchase Agreements;
     (xv) a ratification of the Germany Purchase Agreement, substantially in the form of Exhibit R, duly executed by Seller and certified by a German notary;
     (xvi) a duly executed counterpart of the Spain Purchase Agreement;
     (xvii) a duly executed counterpart of the China Purchase Agreement, duly executed by such Purchasing Affiliate, which China Purchase Agreement will be executed and delivered by the parties thereto as soon as reasonably practicable following the date hereof if required by the applicable Governmental Authorities in connection with forming the Purchasing Affiliate that is to purchase the China NRB Assets and assume the China NRB Liabilities, notwithstanding anything contained in this Section 1.05(c) to the contrary;
     (xviii) a duly executed counterpart of the Czech Republic Purchase Agreement;
     (xix) a certificate dated as of the Closing Date to the effect that the purchase of the Purchased Assets (including the Shares) pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;
     (xx) duly executed counterparts of the Canadian Transfer Documents;
     (xxi) a duly executed counterpart of the Trademark Assignment Agreement;
     (xxii) a duly executed counterpart of the Supply Agreement; and
     (xxiii) any other document(s) required by applicable Laws to be duly executed and delivered by Seller or any Selling Affiliate in order to effect the conveyance of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser or the Purchasing Affiliates.
     (d) Delivery of Separation Agreement by Seller and Purchaser. Concurrently with the execution and delivery of this Agreement, Seller and Purchaser are entering into a separation agreement (the “Separation Agreement”), which provides for the cooperation of the parties from the date of this Agreement until the Closing Date to develop certain information technology and other support systems in order to assist Purchaser and the Purchasing Affiliates, in conjunction with the services to be provided to Purchaser and the Purchasing Affiliates under the Transition Services Agreement, in operating the Business following the Closing.
     Section 1.06. Working Capital Adjustment; Net Retained Receivables Adjustment.
     (a) Final Euro Working Capital Adjustment.
     (i) Final Euro Working Capital Statement. Within sixty (60) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a working capital statement (the “Final Euro Working Capital Statement”), setting forth the Net Working Capital as of the effective time of the Closing (as determined in accordance with Section 1.05(a)) for the European operations of the Business (the “Final Euro Working Capital”). The Final Euro Working Capital Statement shall consist of the accounts set forth on Section 1.06(a) of the Disclosure Schedule and shall be prepared from the books and records of the Business and in a manner that is consistent with the procedures used by Seller to prepare such accounts for the balance sheet included in Seller’s consolidated financial statements. When calculating the Final Euro Working Capital, Seller shall first calculate the account balances in local currencies, as applicable. Thereafter, in connection with preparing the Final Euro Working Capital Statement for delivery to Purchaser, Seller shall convert all account balances stated in local currencies into Euros using the fixed exchange rates agreed upon by the parties hereto and set forth on Section 1.06(c) of the Disclosure Schedule.
     (ii) Dispute. Within thirty (30) days following receipt by Purchaser of the Final Euro Working Capital Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the preparation or content of the Final Euro Working Capital Statement; provided, however, that Purchaser may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final Euro Working Capital Statement if they are the same as those used to prepare such accounts for the balance sheet included in Seller’s consolidated financial statements. If Purchaser does not notify Seller of a dispute with respect to the Final Euro Working Capital Statement within such thirty (30) day period, such Final Euro Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Purchaser advises Seller of its objections, then Purchaser and Seller jointly shall engage KPMG, LLP to resolve such dispute, and if KPMG, LLP is unwilling or unable to serve in such capacity, Purchaser and Seller shall select, within ten (10) days after notification that KPMG, LLP is unwilling or unable to serve in such capacity, a mutually acceptable nationally recognized independent accounting firm to resolve such dispute (any such firm serving in such capacity pursuant to this sentence is referred to herein as the “Accounting Firm”). As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall cause the Accounting Firm to render its reasoned decision resolving the dispute (which decision shall be based solely upon the presentations by Purchaser and Seller and, in the case of each disputed item, shall be within the range of the respective amounts asserted by Purchaser and Seller to be the correct amount of such disputed item). The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent manifest error or fraud. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
     (iii) Access. For purposes of complying with the terms set forth in this Section 1.06(a), each party shall cooperate with and make available to the other party and its Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Euro Working Capital Statement and the resolution of any disputes thereunder.
     (iv) Downward Adjustment. If the Final Euro Working Capital (as finally determined pursuant to Section 1.06(a)(ii)) is less than an amount equal to (A) the Target Euro Working Capital minus (B) €250,000, then the Purchase Price will be adjusted downward by the Euro amount of the difference between the Target Euro Working Capital and the Final Euro Working Capital, and Seller shall pay or cause to be paid an amount in cash equal to such difference to Purchaser by wire transfer of immediately available Euro funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which the Final Euro Working Capital is finally determined pursuant to Section 1.06(a)(ii).
     (v) Upward Adjustment. If the Final Euro Working Capital (as finally determined pursuant to Section 1.06(a)(ii)) is greater than an amount equal to (A) the Target Euro Working Capital plus (B) €250,000, then the Purchase Price will be adjusted upward by the Euro amount of the difference between the Final Euro Working Capital and the Target Euro Working Capital, and Purchaser shall pay or cause to be paid an amount in cash equal to such difference to Seller by wire transfer of immediately available Euro funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final Euro Working Capital is finally determined pursuant to Section 1.06(a)(ii).
     (b) Final ROW Working Capital Adjustment.
     (i) Final ROW Working Capital Statement. Within sixty (60) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a working capital statement (the “Final ROW Working Capital Statement”), setting forth the Net Working Capital as of the effective time of the Closing (as determined in accordance with Section 1.05(a)) for the operations of the Business in all non-European locations (the “Final ROW Working Capital”). The Final ROW Working Capital Statement shall consist of the accounts set forth on Section 1.06(b) of the Disclosure Schedule and shall be prepared from the books and records of the Business and in a manner that is consistent with the procedures used by Seller to prepare such accounts for the balance sheet included in Seller’s consolidated financial statements. When calculating the Final ROW Working Capital, Seller shall first calculate the account balances in local currencies, as applicable. Thereafter, in connection with preparing the Final ROW Working Capital Statement for delivery to Purchaser, Seller shall convert all account balances stated in local currencies into U.S. Dollars using the fixed exchange rates agreed upon by the parties hereto and set forth on Section 1.06(c) of the Disclosure Schedule.
     (ii) Dispute. Within thirty (30) days following receipt by Purchaser of the Final ROW Working Capital Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the preparation or content of the Final ROW Working Capital Statement; provided, however, that Purchaser may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final ROW Working Capital Statement if they are the same as the those used to prepare such accounts for the balance sheet included in Seller’s consolidated financial statements. If Purchaser does not notify Seller of a dispute with respect to the Final ROW Working Capital Statement within such thirty (30) day period, such Final ROW Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Purchaser advises Seller of its objections, then Purchaser and Seller jointly shall engage the Accounting Firm to resolve such dispute. As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall cause the Accounting Firm to render its reasoned decision resolving the dispute (which decision shall be based solely upon the presentations by Purchaser and Seller and, in the case of each disputed item, shall be within the range of the respective amounts asserted by Purchaser and Seller to be the correct amount of such disputed item). The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent manifest error or fraud. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
     (iii) Access. For purposes of complying with the terms set forth in this Section 1.06(b), each party shall cooperate with and make available to the other party and its Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final ROW Working Capital Statement and the resolution of any disputes thereunder.
     (iv) Downward Adjustment. If the Final ROW Working Capital (as finally determined pursuant to Section 1.06(b)(ii)) is less than an amount equal to (A) the Target ROW Working Capital minus (B) US$250,000, then the Purchase Price will be adjusted downward by the U.S. Dollar difference between the Final ROW Working Capital and the Target ROW Working Capital, and Seller shall pay or cause to be paid an amount in cash equal to such difference to Purchaser by wire transfer of immediately available U.S. Dollar funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which the Final ROW Working Capital is finally determined pursuant to Section 1.06(b)(ii).

     (v) Upward Adjustment. If the Final ROW Working Capital (as finally determined pursuant to Section 1.06(b)(ii)) is greater than an amount equal to (A) the Target ROW Working Capital plus (B) US$250,000, then the Purchase Price will be adjusted upward by the U.S. Dollar difference between the Final ROW Working Capital and the Target ROW Working Capital, and Purchaser shall pay or cause to be paid an amount in cash equal to such difference to Seller by wire transfer of immediately available U.S. Dollar funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final ROW Working Capital is finally determined pursuant to Section 1.06(b)(ii).
     (c) Net Retained Receivables Adjustment.
     (i) Estimated Net Retained Receivables. At least five (5) days prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a good faith estimate of the Net Retained Receivables as of the point in time immediately prior to the Closing (such estimate, the “Estimated Net Retained Receivables”).
     (ii) Net Retained Receivables Statement. Within sixty (60) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a Net Retained Receivables statement (the “Final Net Retained Receivables Statement”), setting forth the Net Retained Receivables as of the effective time of the Closing (as determined in accordance with Section 1.05(a)) (the “Final Net Retained Receivables”). The Final Net Retained Receivables Statement shall be prepared from the books and records of the Business.
     (iii) Dispute. Within thirty (30) days following receipt by Purchaser of the Final Net Retained Receivables Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the preparation or content of the Final Net Retained Receivables Statement. If Purchaser does not notify Seller of a dispute with respect to the Final Net Retained Receivables Statement within such thirty (30) day period, such Final Net Retained Receivables Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Purchaser advises Seller of its objections, then Purchaser and Seller jointly shall engage the Accounting Firm to resolve such dispute. As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable thereafter, and in any event not more than thirty (30) days thereafter, Purchaser and Seller shall cause the Accounting Firm to render its reasoned decision resolving the dispute (which decision shall be based solely upon the presentations by Purchaser and Seller and, in the case of each disputed item, shall be within the range of the respective amounts asserted by Purchaser and Seller to be the correct amount of such disputed item). The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent manifest error or fraud. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
     (iv) Access. For purposes of complying with the terms set forth in this Section 1.06(c), each party shall cooperate with and make available to the other party and its Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Net Retained Receivables Statement and the resolution of any disputes thereunder.
     (v) Downward Adjustment. If the Final Net Retained Receivables (as finally determined pursuant to Section 1.06(c)(iii)) is greater than the Estimated Net Retained Receivables, then the Purchase Price will be adjusted downward by the amount of such difference, and Seller shall pay or cause to be paid an amount in cash equal to such difference to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which the Final Net Retained Receivables is finally determined pursuant to Section 1.06(c)(iii).
     (vi) Upward Adjustment. If the Final Net Retained Receivables (as finally determined pursuant to Section 1.06(c)(iii)) is less than the Estimated Net Retained Receivables, then the Purchase Price will be adjusted upward by the amount of such difference, and Purchaser shall pay or cause to be paid an amount in cash equal to such difference to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final Net Retained Receivables is finally determined pursuant to Section 1.06(c)(iii).
     Section 1.07. Allocation of Purchase Price.
     (a) Seller and Purchaser (i) have agreed to the allocation of the Purchase Price, together with the Assumed Liabilities that are due and owing, attributable to Seller, each Asset Selling Affiliate and the Acquired Subsidiaries, as set forth on Section 1.07(a)(i) of the Disclosure Schedule (the “Company-Level Allocation”), and (ii) shall agree as set forth below on the allocation among the Purchased Assets (excluding the Shares) sold by each Asset Selling Affiliate of the Purchase Price allocable to each Asset Selling Affiliate as set forth on Section 1.07(a)(ii) of the Disclosure Schedule (the “Asset-Level Allocation” and, together with the Company-Level Allocation, the “Allocation”). Each of Seller and Purchaser shall: (A) be bound by the Allocation for purposes of determining any Taxes; (B) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (C) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise; provided, however, that Purchaser’s Tax basis in the Purchased Assets may exceed the total amount allocated to the Purchased Assets pursuant to the Allocation to reflect Purchaser’s capitalized transaction costs, and Seller’s amount realized may be less than the total amount allocated to the Purchased Assets pursuant to the Allocation in order to reflect Seller’s transaction costs. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Seller and Purchaser agree to use their reasonable best efforts to defend such Allocation in any audit or similar proceeding, and the matter shall be handled as a Tax Claim described in Section 7.01(h).
     (b) Seller and Purchaser agree that Purchaser shall engage an independent appraisal firm to perform an appraisal to support the Asset-Level Allocation. The cost of such appraisal shall be equally borne by Seller and Purchaser. Seller and Purchaser shall be provided with a copy of the appraiser’s report at least thirty (30) days prior to the Closing and, provided that Seller and Purchaser consent to such report (which consent shall not be unreasonably withheld), the Asset-Level Allocation shall be made as specified in such report. If Seller and Purchaser do not consent to the appraiser’s report, then Seller and Purchaser shall use their reasonable best efforts to mutually agree prior to the Closing (or, if they fail to reach an agreement prior to the Closing, the parties shall mutually agree as soon as practicable after the Closing) on any changes to be made to such report, and the Asset-Level Allocation shall be made as specified in the report as so changed. Notwithstanding the foregoing, (i) Seller shall cause an appraisal to be conducted to determine the fair market value of the Transferred Owned Real Property located in France (the cost of which shall be equally borne by Seller and Purchaser), (ii) any notice described in Section 6.01(a)(iv)(A)(1) shall include a copy of such appraisal evidencing the fair market value of such property, and (iii) such appraisal shall be binding on the parties for purposes of the Asset-Level Allocation.
     (c) For purposes of the Allocation pursuant to Section 1.07(a), if there is a downward or upward adjustment to the Purchase Price pursuant to (i) Section 1.06(a)(iv) or Section 1.06(a)(v), respectively, (ii) Section 1.06(b)(iv) or Section 1.06(b)(v), respectively, or (iii) Section 1.06(c)(v) or Section 1.06(c)(vi), respectively, then, in each such case, each increase or decrease shall be allocated to the Acquired Subsidiaries and the Asset Selling Affiliates to which such increase or decrease relates, and shall be further allocated (if relevant for purposes of any applicable Law) to the Purchased Assets to which such increase or decrease relates.
     Section 1.08. Refunds and Remittances; Erroneous Transfers.
     (a) After the Closing, if Seller or any of the Selling Affiliates receives any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount by check to Purchaser at the address set forth in Section 12.02 or by wire transfer into an account or accounts of Purchaser and/or any Purchasing Affiliate designated in writing by Purchaser. After the Closing, if Purchaser or any Purchasing Affiliate receives any refund or other amount which is an

Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount by check to Seller at the address set forth in Section 12.02 or by wire transfer into an account or accounts of Seller and/or any Selling Affiliate designated in writing by Seller. After the Closing, if Purchaser or any Purchasing Affiliate receives any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount by check to Seller at the address set forth in Section 12.02 or by wire transfer into an account or accounts of Seller and/or any Selling Affiliate designated in writing by Seller. After the Closing, if Seller or any of its Affiliates receives any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount by check to Purchaser at the address set forth in Section 12.02 or by wire transfer into an account or accounts of Purchaser and/or any Purchasing Affiliate designated in writing by Purchaser.
     (b) After the Closing, if the parties determine that (i) Seller or a Selling Affiliate has retained any assets or Liabilities that should have been transferred to or assumed by Purchaser or a Purchasing Affiliate hereunder, Seller shall, or shall cause the applicable Selling Affiliate to, promptly transfer such assets or Liabilities to Purchaser or such Purchasing Affiliate and Purchaser or such Purchasing Affiliate shall be obligated to accept and assume such assets or Liabilities, as applicable, or (ii) Purchaser or a Purchasing Affiliate has received title to any assets or assumed any Liabilities that should have been retained by Seller or a Selling Affiliate hereunder, Purchaser shall, or shall cause the applicable Purchasing Affiliate to, promptly transfer such assets or Liabilities to Seller or such Selling Affiliate and Seller or such Selling Affiliate shall be obligated to accept and assume such assets or Liabilities, as applicable.
ARTICLE 2
Representations and Warranties of Seller
     Except as set forth on the applicable Sections of the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:
     Section 2.01. Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each Selling Affiliate is a legal entity that is duly organized, validly existing and in good standing (where such concept exists) under the Laws of the jurisdiction of its organization. Seller and each of the Selling Affiliates has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
     Section 2.02. Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Seller and each Selling Affiliate has all necessary corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its respective obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and each Selling Affiliate of the Transaction Agreements to which it is a party, and the consummation by Seller and each of the Selling Affiliates of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and each of the Selling Affiliates, as applicable, and no other corporate proceedings on the part of Seller or any of the Selling Affiliates are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement will be duly executed and delivered on the Closing Date by Seller or the Selling Affiliate(s) specified to be a party thereto, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Seller or such Selling Affiliate(s), as applicable, enforceable against Seller or such Selling Affiliate(s), as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).
     Section 2.03. Non-Contravention. The execution, delivery and performance by Seller of this Agreement does not, and the execution, delivery and performance of the Transaction Agreements by Seller or the Selling Affiliate(s) specified to be a party thereto, as applicable, will not (a) conflict with or violate the organizational or governing documents of Seller or any of the Selling Affiliates, (b) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings and notifications described therein have been made, conflict with or violate any Law applicable to the Business or the Purchased Assets or (c) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings and notifications described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract or Permit necessary for the operation of the Business, other than, in the case of clauses (b) and (c) above, any such items that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.04. Consents. Section 2.04 of the Disclosure Schedule sets forth a list of the Material Contracts that require the consent, approval or authorization of a third party in connection with the assignment thereof pursuant to this Agreement. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance of the

Transaction Agreements by Seller or the Selling Affiliate(s) specified to be a party thereto, as applicable, and the consummation by Seller and the Selling Affiliates, as applicable, of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person (excluding Seller and its Affiliates), except for (a) the Required Regulatory Approvals, (b) those consents, approvals and authorizations that may be required under Assigned Contracts or Real Property Leases, (c) the information and consultation obligations of the employee representatives as may be required under applicable Law and (d) those other consents, approvals, authorizations or permits of, actions by, filings with or notifications to, any Person the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.05. Financial Statements.
     (a) Section 2.05(a) of the Disclosure Schedule sets forth the financial information for the Included Financial Statement Accounts comprising the unaudited balance sheets of the Business as at December 31, 2008, December 31, 2007, and December 31, 2006, and the unaudited statements of income for each of the fiscal years then ended (the “Financial Statements”), together with the basis for presentation of the Financial Statements as set forth on Section 2.05(a) of the Disclosure Schedule.
     (b) The accounts from the unaudited balance sheets and unaudited statements of income contained in the Financial Statements that are expressly set forth on Section 2.05(b) of the Disclosure Schedule (the “Included Financial Statement Accounts”) have been prepared in all material respects from the books and records of the Business and in a manner that is consistent with the procedures used by Seller to prepare such accounts for the balance sheets and statements of income included in Seller’s consolidated financial statements. The Included Financial Statement Accounts fairly present, in all material respects, the financial position and results of operations of the Business as of the dates of the balance sheets and for the periods indicated in the statements of income, as applicable, included in the Financial Statements, in each case, as qualified by the basis for presentation of the Financial Statements as set forth on Section 2.05(a) of the Disclosure Schedule.
     Section 2.06. Events Subsequent to Financial Statements. From December 31, 2008, until the date of this Agreement, other than in connection with or in preparation for the transactions contemplated by this Agreement, Seller, the Selling Affiliates and the Acquired Subsidiaries have conducted the Business only in the ordinary course consistent with past practice. Since December 31, 2008, there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect.
     Section 2.07. Taxes.
     (a) All material Tax Returns that are required to have been filed by or on behalf of each Asset Selling Affiliate (to the extent related to the Business) and each Acquired Subsidiary have been filed and all material Taxes shown to be due and payable on such Tax Returns have been paid. No material Tax Return that includes or is filed by an Acquired Subsidiary is currently being audited by any Taxing Authority and there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return (in the case of an Asset Selling Affiliate, to the extent related to the Business) or time with respect to a Tax assessment or deficiency. Other than Permitted Liens, there are no Liens for Taxes on any of the Purchased Assets.
     (b) Seller has made available to Purchaser correct and complete copies of all material Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by each Acquired Subsidiary since January 1, 2005.
     (c) Seller does not expect any Taxing Authority to assess any additional material Taxes for any Acquired Subsidiary for any period for which Tax Returns have been filed. Seller has not received from any Taxing Authority written notice of any dispute or claim concerning any material Tax liability of any of the Acquired Subsidiaries, and to Seller’s Knowledge, no such dispute or claim exists.
     (d) Each Acquired Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or stockholder thereof.
     (e) To Seller’s Knowledge, there is no unresolved claim for a material amount of Taxes by a Taxing Authority in a jurisdiction where Timken Ceská republika s.r.o. does not file Tax Returns that it is subject to taxation by that jurisdiction.
     Section 2.08. Litigation. Section 2.08 of the Disclosure Schedule lists (a) all Governmental Orders to which Seller, any Selling Affiliate or any Acquired Subsidiary is subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) all pending workers’ compensation claims as of June 30, 2009, regarding disability caused by workplace accident involving any Business Employee and (c) all other Actions pending or, to Seller’s Knowledge, threatened against Seller, any Selling Affiliate or any Acquired Subsidiary that, if determined adversely to Seller, such Selling Affiliate or such Acquired Subsidiary, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.09. Compliance with Law; Permits.
     (a) Since February 18, 2003, the Business has not been, and is not currently being, conducted in violation of any Law, except for any instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Business is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (b) To Seller’s Knowledge, Seller, the Selling Affiliates and the Acquired Subsidiaries collectively have all permits, licenses, franchises, variances, exemptions,

exceptions, orders and other authorizations, consents, clearances and approvals from Governmental Authorities necessary to conduct the Business as presently conducted (collectively, the “Permits”), except those Permits the failure of which to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has filed or caused to be filed all reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Permits in full force and effect through the Closing, except, in each case, for any such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, Section 2.09(b) of the Disclosure Schedule will set forth a list of all material Permits.
     Section 2.10. Employee Benefits.
     (a) Section 2.10 of the Disclosure Schedule sets forth a list of: (i) each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA); (ii) each other material severance, salary continuation, change in control, employment, incentive, bonus, stock option, stock purchase, restricted stock, retirement, pension, supplementary insurance, profit sharing or deferred compensation plan, program, agreement or policy; and (iii) each other material employee benefit plan or program, in each case, in which Business Employees currently participate and which are sponsored or maintained by Seller, any Selling Affiliate or any Acquired Subsidiary, and which are not any plan, program, agreement or policy required by applicable Law to be provided to a Business Employee (collectively, the “Benefit Plans”); provided, however, that Benefit Plans in which no Business Employees except Satellite Employees currently participate need not be included in the list on Section 2.10 of the Disclosure Schedule until as of the Closing Date. Benefit Plans that are maintained in the United States shall be referred to herein as “Company Benefit Plans” and Benefit Plans that are not Company Benefit Plans shall be referred to herein as “Foreign Plans.”
     (b) True and complete copies of the following materials have been made available (and, in the case of Benefit Plans in which no Business Employees except Satellite Employees currently participate, will be made available within sixty (60) days following the date of this Agreement) to Purchaser with respect to each Benefit Plan to the extent applicable: (i) current plan documents; (ii) the most recent determination letter from the IRS; and (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees.
     (c) The Company Benefit Plans and Foreign Plans are in material compliance with their terms and applicable Laws.

     Section 2.11. Labor Relations.
     (a) There are no union contracts or collective bargaining agreements applicable to the U.S. Employees.
     (b) Neither Seller nor any Selling Affiliate has agreed to recognize any union as the representative of the U.S. Employees, no union has been certified as the representative of any of the U.S. Employees, and no labor strike, work stoppage, slowdown or other material labor dispute has occurred with respect to the U.S. Employees and none is ongoing or, to Seller’s Knowledge, threatened.
     (c) Section 2.11(c) of the Disclosure Schedule sets forth a true and complete list of each collective bargaining agreement, labor representation agreement, workers’ council agreement or other agreement (other than national, regional, local or branch collective bargaining agreements) with a trade union, workers’ council or other employee representative group applicable to those Business Employees that are employed outside of the United States (the “Non-U.S. Employees”).
     (d) (i) No labor strike, work stoppage, slowdown or dispute is pending, or to Seller’s knowledge, threatened that involves any Non-U.S. Employees, and (ii) Seller, the Selling Affiliates and the Acquired Subsidiaries are in material compliance with all Laws relating to labor relations, employment practices and occupational safety and health applicable to the U.S. Employees and the Non-U.S. Employees.
     Section 2.12. Real Property.
     (a) Section 2.12 of the Disclosure Schedule sets forth a complete list of (a) all material real property and interests in real property owned in fee by Seller, any Selling Affiliate or any Acquired Subsidiary that is primarily used in connection with the Business (the “Owned Real Property”) and (b) any real property leased or subleased by Seller, any Selling Affiliate or any Acquired Subsidiary that is primarily used in connection with the Business (collectively, the “Leased Real Property”) and each real property lease or sublease related to any of the Leased Real Property (the “Real Property Leases”).
     (b) True and complete copies of all Real Property Leases have been made available to Purchaser. Each Real Property Lease is a valid and binding agreement of Seller, a Selling Affiliate or an Acquired Subsidiary and is in full force and effect. None of Seller, any Selling Affiliate or any Acquired Subsidiary has received any written notice of any existing default or event that with notice or lapse of time, or both, would constitute a default by Seller, any Selling Affiliate or any Acquired Subsidiary under any Real Property Lease.
     (c) Seller, a Selling Affiliate or an Acquired Subsidiary has fee title to all Owned Real Property, free and clear of all Liens of any nature whatsoever except (i) Liens set forth on Section 2.12 of the Disclosure Schedule and (ii) Permitted Liens.

     Section 2.13. Intellectual Property.
     (a) Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.13 constitute the sole representations and warranties of Seller relating to Intellectual Property.
     (b) Section 2.13 of the Disclosure Schedule sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all registered Purchased Intellectual Property. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain such Purchased Intellectual Property as active and due before Closing have been or will be paid in full through Closing. To Seller’s Knowledge, the rights of Seller, the Selling Affiliates or the Acquired Subsidiaries in all of such Purchased Intellectual Property are valid and enforceable in accordance with applicable Law.
     (c) Seller, a Selling Affiliate or an Acquired Subsidiary has good title to the Purchased Intellectual Property free and clear of all Liens, except for Permitted Liens. No Person is licensed under any of the Purchased Intellectual Property other than pursuant to a Material Contract listed on Section 2.14 of the Disclosure Schedule or licenses that arise as a matter of law by implication as a result of sales of products and services by Seller, the Selling Affiliates, the Acquired Subsidiaries, or their respective direct and indirect licensees. To Seller’s Knowledge, none of the Purchased Intellectual Property is being infringed or misappropriated by any Person.
     (d) The Purchased Intellectual Property is not the subject of any Action, and, to Seller’s Knowledge, no Action is threatened against Seller, any of the Selling Affiliates or any Acquired Subsidiary involving the Purchased Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to issue or register the Purchased Intellectual Property listed on Section 2.13 of the Disclosure Schedule.
     (e) None of Seller, any Selling Affiliate or any Acquired Subsidiary has received any written notice within the three (3) — year period prior to the date of this Agreement alleging that the Purchased Intellectual Property infringes or misappropriates any Intellectual Property of any other Person. To Seller’s Knowledge, no such allegation is threatened to be made by any Person.
     Section 2.14. Material Contracts.
     (a) Section 2.14 of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all:
     (i) Assigned Contracts and Contracts to which an Acquired Subsidiary is a party, in each case, with the forty (40) largest customers of the Business on the basis of revenues collected or accrued as reported in the Financial Statements dated December 31, 2008 (each, a “Material Customer Contract”);

     (ii) Assigned Contracts and Contracts to which an Acquired Subsidiary is a party, in each case, with the suppliers of the Business set forth on Section 2.18 of the Disclosure Schedule;
     (iii) Assigned Contracts and Contracts to which an Acquired Subsidiary is a party, in each case, that contain non-competition agreements or any other agreements or obligations that limit in any material respect the manner, or the geographical area, in which the Business may be conducted; and
     (iv) Trade Agreements,
     ((i) through (iv) collectively, the “Material Contracts”).
     (b) Seller has made available, or will within thirty (30) days following the date hereof make available, to Purchaser a true and complete copy of each Material Contract; provided, however, that, at Purchaser’s request, all pricing and certain other competitively sensitive terms have been redacted from the copies of the Material Customer Contracts made available to Purchaser. To Seller’s Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. None of Seller, any Selling Affiliate or any Acquired Subsidiary, on the one hand, or, to Seller’s Knowledge, any other Person, on the other hand, is in material breach or violation of, or default under, any Material Contract, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.15. Environmental Matters. Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.15 constitute the sole and exclusive representations and warranties of Seller relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as disclosed in the environmental reports and documents made available to Purchaser prior to the date of this Agreement as set forth on Section 2.15 of the Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller’s Knowledge:
     (a) as it relates to the Business, Seller, the Selling Affiliates and the Acquired Subsidiaries have been for the past five (5) years and are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Laws;
     (b) none of Seller, any Selling Affiliate or any Acquired Subsidiary has received any pending Environmental Claim or notice of any currently threatened Environmental Claim regarding either the Business or any property currently owned or leased by Seller, any Selling Affiliate or any Acquired Subsidiary in connection with the Business;
     (c) none of Seller, any Selling Affiliate or any Acquired Subsidiary has entered into, has agreed to or is subject to any outstanding Governmental Order under any Environmental Law regarding either the Business or any property currently owned or leased by Seller, any Selling Affiliate or any Acquired Subsidiary in connection with the Business;
     (d) there has been no Release of any Hazardous Materials at any property currently owned or leased by Seller, any Selling Affiliate or any Acquired Subsidiary in a manner that would reasonably be expected to result in Liability under any Environmental Law; and
     (e) no Real Property located in the United States is listed or, to Seller’s Knowledge, is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System or the National Corrective Action Priority System.
     Section 2.16. Title to the Purchased Assets. The Purchased Assets (together with the Excluded Assets) comprise substantially all of the assets employed by Seller or any Selling Affiliate in connection with the Business. Other than the Excluded Assets, the Purchased Assets are, together with the Business Employees set forth on Section 8.01(a) of the Disclosure Schedule and Seller’s agreements hereunder and under the Transaction Agreements, sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted, and all Equipment included in the Purchased Assets is in reasonable operating condition and repair, ordinary wear and tear excepted. Seller, a Selling Affiliate or an Acquired Subsidiary has good and valid title to all of the Purchased Assets that are owned by Seller, a Selling Affiliate or an Acquired Subsidiary, as applicable, free and clear of all Liens, other than Permitted Liens, except where a defect in title has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller, a Selling Affiliate or an Acquired Subsidiary has a valid leasehold interest in all of the Purchased Assets that are leased by Seller, a Selling Affiliate or an Acquired Subsidiary, except where the failure to have a valid leasehold interest has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.17. Shares of Acquired Subsidiaries.
     (a) Each of the Acquired Subsidiaries is duly organized, validly existing and in good standing (where such concept exists) under the Laws of its respective jurisdiction of organization. Each of the Acquired Subsidiaries is duly qualified to do business in each of the jurisdictions in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (b) Section 2.17 of the Disclosure Schedule sets forth the capitalization of each of the Acquired Subsidiaries. All of the Timken IRB Shares and the Timken Ceska Shares have been duly and validly issued in compliance with local securities laws and are fully paid and nonassessable. Neither the Timken IRB Shares nor the Timken Ceska Shares have been issued in violation of, nor are they subject to, any Options. There are no authorized or outstanding Options under which either of the Acquired Subsidiaries may be obligated to issue or sell any shares of capital stock or any other securities of such

Acquired Subsidiary. The Timken IRB Shares and the Timken Ceska Shares represent the only issued and outstanding shares of capital stock for each of the Acquired Subsidiaries, respectively. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of either of the Acquired Subsidiaries.
     (c) Either Seller or a Selling Affiliate, as the case may be, (i) is the record and beneficial owner of all of the Shares, (ii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver either the Timken IRB Shares or the Timken Ceska Shares, as the case may be, to the applicable Purchasing Affiliates, and (iii) has valid title to all of the Timken IRB Shares or the Timken Ceska Shares, as the case may be, free and clear of all Liens (other than Liens, if any, which shall be released at the Closing). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the applicable Purchasing Affiliates shall acquire valid title to the Shares, free and clear of all Liens, other than any Liens permitted by, or resulting from, Purchaser or any of its Affiliates.
     Section 2.18. Material Customers and Suppliers. Section 2.18 of the Disclosure Schedule lists (a) the twenty (20) largest customers of the Business on the basis of revenues collected or accrued as reported in the Financial Statements dated December 31, 2008 and (b) the twenty (20) largest suppliers of the Business on the basis of cost of goods or services purchased as reported in the Financial Statements dated December 31, 2008.
     Section 2.19. Insurance. Section 2.19 of the Disclosure Schedule lists all currently effective third-party-provided policies of insurance providing coverage in favor of the Acquired Subsidiaries or any of their properties and assets (other than policies of insurance funding any Benefit Plans), in each case, that is owned by an Acquired Subsidiary. All of the policies set forth on Section 2.19 of the Disclosure Schedule are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been (or will have been) paid and no notice of cancellation or termination has been received by any Acquired Subsidiary with respect to any such policy. Each Acquired Subsidiary is in material compliance with the provisions of such policies.
     Section 2.20. Product Liability. There are no Actions pending or, to Seller’s Knowledge, threatened against Seller, any Selling Affiliate or any Acquired Subsidiary arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold in connection with the Business that, if determined adversely to Seller or such Selling Affiliate or Acquired Subsidiary, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.21. Product Warranty. Each product manufactured or sold in connection with the Business has been in conformity with all applicable product specifications. None of Seller, any Selling Affiliate or any Acquired Subsidiary has any contractually or legally mandated Liability for replacement or repair of any product manufactured or sold in connection with the Business or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements dated December 31, 2008, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, the Selling Affiliates and the Acquired Subsidiaries. Except as set forth in Section 2.21(b) of the Disclosure Schedule, there are no other standard terms and conditions of sale of Seller, any Selling Affiliate or any Acquired Subsidiary in connection with the Business. Except as set forth on Section 2.21(c) of the Disclosure Schedule, with respect to the customers of the Business set forth on Section 2.18 of the Disclosure Schedule, none of Seller, any Selling Affiliate or any Acquired Subsidiary has signed a contract with any of such parties that provides any guaranty or warranty beyond the applicable standard terms and conditions of sale set forth in Section 2.21(b) of the Disclosure Schedule.
     Section 2.22. Inventory. The Inventory and the inventories of the Acquired Subsidiaries are usable or saleable, as applicable, in the ordinary course of the operation of the Business, subject only to the reserve for surplus or obsolete inventory set forth in the Financial Statements dated December 31, 2008, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, the Selling Affiliates and the Acquired Subsidiaries.
     Section 2.23. No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement (as modified by the Disclosure Schedule) and the Transaction Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to Seller, any Selling Affiliate, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement and the Transaction Agreements, and each of the Purchased Assets will be transferred to Purchaser or a Purchasing Affiliate “as is, where is,” in their present condition and state of repair, with all faults, limitations and defects. Seller makes no representations to Purchaser regarding the profitability or success of the Business. The representations and warranties made in Article 2 with respect to Seller, the Selling Affiliates, the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of suitability or fitness for a particular purpose.
ARTICLE 3
Representations and Warranties of Purchaser
     Purchaser hereby represents and warrants to Seller as of the date hereof as follows:
     Section 3.01. Organization. Purchaser is duly organized, validly existing and in good standing under the laws of Japan and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. True and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Purchaser as currently in effect, have been made available to Seller, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Purchaser.
     Section 3.02. Authority; Enforceability. Purchaser has the corporate or other power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and the holders of any equity interests thereof. This Agreement and each Transaction Agreement to which Purchaser is a party has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
     Section 3.03. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s respective properties are bound, except for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.
     Section 3.04. Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the Required Regulatory Approvals, (b) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, and (c) the information and consultation obligations of the employee representatives as may be required under applicable Law.
     Section 3.05. Financial Ability to Perform. Purchaser (a) has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

     Section 3.06. Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Agreements.
     Section 3.07. Investment Intent. The applicable Purchasing Affiliates will acquire the Shares for their own respective accounts, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.
     Section 3.08. Solvency. After giving effect to the transactions contemplated by this Agreement and the Transaction Agreements, including any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and payment of all related fees and expenses, Purchaser will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby and thereby.
     Section 3.09. Condition of the Business. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets, the Assumed Liabilities and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement and the Transaction Agreements, Purchaser has relied on the results of its own independent investigation; provided, however, that such acknowledgement does not limit or modify the representations and warranties of Seller set forth in Article 2 or the right of Purchaser to rely on them to the extent expressly provided herein. Purchaser acknowledges that all other representations and warranties that Seller or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Purchased Assets, the Assumed Liabilities or the Business are hereby expressly excluded. Purchaser acknowledges that neither Seller nor any other Person on Seller’s behalf has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or the transactions contemplated by this Agreement not expressly set forth in Article 2, and neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution in written or oral communication to Purchaser, or use by Purchaser of, any information, documents, projections, forecasts or other material made available to Purchaser in the Data Room, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.
ARTICLE 4
Covenants of Seller
     Section 4.01. Conduct of the Business. From the date of this Agreement until the Closing, except as set forth on Section 4.01 of the Disclosure Schedule, Seller shall, and shall cause the Selling Affiliates and the Acquired Subsidiaries to, (A) conduct the Business in the ordinary course consistent with past practice and (B) use their respective reasonable best efforts to (i) keep the Purchased Assets intact, valid and in effect, as appropriate, in the ordinary course of business consistent with past practice, (ii) maintain the present operations and physical facilities of the Business in the ordinary course consistent with past practice and (iii) preserve their relationships with customers and suppliers of the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Section 4.01 of the Disclosure Schedule or as required by applicable Law, from the date of this Agreement until the Closing, Seller shall not, and shall not permit any Selling Affiliate or Acquired Subsidiary to, do any of the following in connection with the Business without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
     (a) sell, lease, license, remove or otherwise dispose of any material Purchased Assets except (i) pursuant to existing Contracts or (ii) Inventory and Equipment in the ordinary course of business consistent with past practice;
     (b) except in the ordinary course of business consistent with past practice, (i) acquire any material property or assets relating exclusively to the Business or (ii) subject any property or asset included in the Purchased Assets to any Lien (other than Permitted Liens);
     (c) except in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under, any Material Contract, or (ii) enter into any new Contract that, if Seller, any Selling Affiliate or any Acquired Subsidiary had entered into such Contract immediately prior to the date of this Agreement, would be a Material Contract (including any Trade Agreement);
     (d) except in the ordinary course of business consistent with past practice, adopt, enter into, terminate, amend, suspend or cease making employer contributions to, or materially increase benefits or obligations under, any Company Benefit Plan, except (i) as required pursuant to Contracts in effect as of the date of this Agreement, (ii) as in the reasonable judgment of management of Seller is required after the date of this Agreement to retain and maintain for the benefit of the Business the services of the employees of Seller or any Selling Affiliate employed in connection with the Business, including by establishing a retention pool, incentive pay, stay-bonus or similar program in respect of such employees or (iii) as would not result in an increase in benefits or obligations with respect to the Business Employees under any Company Benefit Plan;
     (e) (i) issue, deliver, pledge, encumber, dispose of, distribute or cause to be granted to any Person any capital stock or ownership interests of or in any Acquired Subsidiary or any other commitments or rights of any kind to acquire any such capital stock or ownership interests, or (ii) modify in any material respect any of the organizational documents of any Acquired Subsidiary;
     (f) with respect to the Acquired Subsidiaries only, make any changes in financial accounting methods, principles or practices, except as may be required by a change in applicable Law;

     (g) allow any Acquired Subsidiary to declare or issue any dividend of any assets (other than cash); or
     (h) enter into a binding written agreement or commitment to do any of the foregoing.
     Section 4.02. Access to Information; Confidentiality.
     (a) From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, subject to the confidentiality obligations of Purchaser set forth in Section 5.01 and the limitations set forth in Section 4.02(d), Seller will (i) give Purchaser, the Purchasing Affiliates and their respective Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Seller and the Selling Affiliates to the extent relating to the Purchased Assets, including the corporate books and records and Tax Returns and Tax Claims of the Acquired Subsidiaries and, to the extent reasonably required to evaluate required consents and to determine other actions to be taken pursuant thereto in order to effect the transactions contemplated by this Agreement, material Assigned Contracts, material Permits, Transferred Real Property Leases and similar documentation, provided, in each case, that such access does not interfere in any material respect with Seller’s or any Selling Affiliate’s normal business operations, (ii) furnish to Purchaser, the Purchasing Affiliates and their respective Representatives such financial and operating data and other information in Seller’s possession relating to the Purchased Assets as Purchaser may reasonably request and (iii) instruct the Representatives of Seller and the Selling Affiliates to cooperate with Purchaser in its reasonable investigations of the Business; provided, however, that neither Purchaser nor any of its Representatives will have the right to perform any investigative procedures that involve physical disturbance or damage to the Real Property (including any environmental sampling or testing at the Real Property) or any of the other Purchased Assets without Seller’s prior written consent.
     (b) After the Closing, Seller will, and will cause the Selling Affiliates to, hold, and Seller will use its reasonable best efforts to cause Seller’s and the Selling Affiliates’ respective Representatives to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and exclusively relates to the Business (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller, any Selling Affiliate or any of their respective Representatives or (iii) later lawfully acquired by Seller, any Selling Affiliate or any of their respective Representatives from sources other than those related to their prior ownership of the Business; provided, however, that Seller and the Selling Affiliates may disclose Confidential Information to their respective Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements so long as such Representatives are informed by Seller or a Selling Affiliate of the nature of the Confidential Information and are directed by Seller or a Selling Affiliate to hold the Confidential Information in confidence, and Seller shall be responsible for any breach of the confidentiality provisions of this Section 4.02(b) by such Representatives (excluding such Representatives who, after the date of this Agreement, become Representatives of Purchaser or any Purchasing Affiliate); provided further, however, that nothing herein will prevent Seller, any Selling Affiliate or any of their respective Representatives from using Confidential Information in any manner otherwise contemplated by this Agreement or any Transaction Agreement. The obligation of Seller and the Selling Affiliates to hold the Confidential Information in confidence after the Closing shall be satisfied if Seller and the Selling Affiliates exercise the same care with respect to the Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business consistent with past practice. Nothing in this Agreement shall restrict the ability of Seller or a Selling Affiliate to keep copies of any Confidential Information after the Closing, including copies of any and all books and records relating to the Business. If, after the Closing, Seller, a Selling Affiliate or any of their respective Representatives are legally required to disclose any Confidential Information, Seller shall (A) promptly notify Purchaser to permit Purchaser, at Purchaser’s sole cost and expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing, and in the absence of a protective order, Seller, a Selling Affiliate or any of their respective Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Seller, such Selling Affiliate(s) and such Representative(s), as applicable, may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller will, and will cause any such Selling Affiliate(s) and any such Representative(s) to, as applicable, use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure.
     (c) Other than with respect to Tax matters, which are governed solely by Article 7, after the Closing, Seller will afford reasonably promptly to Purchaser, the Purchasing Affiliates and their respective Representatives reasonable access (with an opportunity to make copies) (subject to Purchaser’s obligation to maintain the confidentiality of any such Confidential Information), during normal business hours and upon reasonable notice, to Seller’s and the Selling Affiliates’ properties, books, records (whether in hard copy or computer format), workpapers, Contracts and personnel solely to the extent relating to the Purchased Assets as Purchaser shall reasonably request for any reasonable business purpose relating to the Business (excluding in respect of any dispute between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, arising out of the transactions contemplated by this Agreement or any of the Transaction Agreements); provided, however, that any such access by Purchaser, any Purchasing Affiliate or any of their respective Representatives shall not unreasonably interfere with the conduct of the businesses of Seller or any of Seller’s Affiliates. Purchaser shall promptly reimburse Seller for any and all out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) incurred by Seller, any Affiliate of Seller or any of their respective Representatives in connection with the foregoing.

Notwithstanding the foregoing, access to Seller’s and its Affiliates’ personnel with respect to the matters described in the Transition Services Agreement shall be governed by the terms set forth therein.
     (d) Nothing in this Agreement will impose obligations on Seller or any Selling Affiliate to give Purchaser, any Purchasing Affiliates or any of their respective Representatives access to Business Employees or information if such access could reasonably be expected to cause Seller or any Affiliate of Seller to be in breach of any duty of confidence or any other duty or obligation under applicable Law (including antitrust and competition Laws, labor Laws imposing disclosure obligations (with respect to workers’ councils, labor unions or otherwise), and Laws affecting privacy, personal information and the collection, handling, storage, processing, use or disclosure of data).
     (e) Seller shall provide Purchaser a list setting forth all Benefit Plans applicable to the Satellite Employees as promptly as reasonably practicable following the date of this Agreement, and in any event not more than sixty (60) days thereafter.
     (f) Seller shall provide Purchaser a list setting forth all material Permits as promptly as reasonably practicable following the date of this Agreement, and in any event not more than sixty (60) days thereafter.
     Section 4.03. Non-Competition.
     (a) Except to the extent contemplated by the Supply Agreement, Seller shall not, and shall cause its Affiliates not to, during the five (5) — year period immediately following the Closing Date or such shorter maximum term as may be required by applicable Law, without the prior written consent of Purchaser, directly or indirectly, engage in the design, manufacture, marketing or sale of (i) Needle Rollers, (ii) Needle Roller Bearings, (iii) Solid Race Needle Bearings less than four (4) inches in outside diameter or (iv) Needle Roller Bearing Related Products (the activities referred to in the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Competitive Activities”) in any territory in which Seller or any of its Affiliates conducted the Business as of the Closing Date.
     (b) For the purposes of this Section 4.03 only, the following terms have the following meanings:
     (i) “Drawing Process” means a reciprocating mechanical process that applies a heavy load to a hard tool in order to deform a thin sheet of steel into a cylindrical raceway or retainer.
     (ii) “Needle Roller Bearing Related Products” means (A) rocker arms, finger followers and similar anti-friction valve actuation devices, (B) park rods and (C) light vehicle steering column bearings.
     (iii) “Needle Roller Bearings” means anti-friction bearings containing Needle Rollers within a raceway or retainer manufactured from a Drawing Process.

     (iv) “Needle Rollers” means cylindrical rolling elements having a length-to-diameter ratio equal to or greater than four (4) to one (1).
     (v) “Solid Race Needle Bearings” means anti-friction bearings containing Needle Rollers within a raceway manufactured from a Turning Process.
     (vi) “Turning Process” means a rotating mechanical process utilizing a hard tool to remove excess metal from a steel bar, tube or forging.
     (c) Notwithstanding the foregoing, this Section 4.03 shall not be deemed breached as a result of the ownership by Seller or any of its Affiliates of: (i) less than five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; (ii) less than ten percent (10%) in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (iii) all or a portion of a Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than twenty-five percent (25%) of such Person’s consolidated annual revenues, provided that if, at the time of Seller’s or its Affiliate’s acquisition of ownership of all or a portion of such a Person, such Person derives twenty-five percent (25%) or more of its consolidated annual revenues from Competitive Activities, then Seller or its Affiliate, as applicable, shall have twelve (12) months following such acquisition to cause to be divested a portion of such Person’s business such that, immediately following such divestiture, Competitive Activities account for less than fifteen percent (15%) of such Person’s consolidated annual revenues, in which case this Section 4.03 shall not be deemed breached by such ownership.
     Section 4.04. Intercompany Arrangements. Each of Seller and Purchaser acknowledges and agrees that, immediately prior to the Closing, except as provided in this Agreement or any Transaction Agreement, and except for intercompany trade Receivables and trade payables arising in the ordinary course of business (other than intercompany trade Receivables and trade payables in respect of finished goods Inventory sold on behalf of the Business to Seller or any of its Affiliates, which will be terminated as provided in clause (a) of this Section 4.04), (a) any Contract, commitment, obligation (financial or otherwise) or arrangement between Seller or any Selling Affiliate, on the one hand, and the Business (including any Acquired Subsidiary), on the other hand, shall be terminated and be of no further force and effect, and (b) the Business shall be released from any and all such pre-Closing obligations to Seller or the Selling Affiliates.
     Section 4.05. Non-Solicitation by Seller. For a period of two (2) years from the Closing Date, Seller shall not, and Seller shall cause Seller’s Affiliates not to, directly or indirectly, solicit for employment or hire any Business employee of Purchaser or any of Purchaser’s Affiliates or induce any such Business employee to terminate such employee’s employment with Purchaser or any of Purchaser’s Affiliates; provided, however, that Seller and its Affiliates shall not be prohibited from soliciting or hiring any such Business employees who (a) initiate contact with Seller or its Affiliate or (b) respond to a general solicitation of employment that was not specifically targeted or directed at such Business employees.

     Section 4.06. Exclusivity. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, Seller shall not, and shall cause the Selling Affiliates and its and their respective Representatives not to, directly or indirectly, solicit or initiate or enter into discussions with or encourage, or provide any information to, or continue any discussions or negotiations that have been undertaken heretofore with, any Person (other than Purchaser) concerning any merger, sale of stock or sale of all or substantially all of the assets or any similar transaction, in each case, that is primarily related to the Business (a “Possible Transaction”); provided, however, that Seller may notify those other Persons with which it has been having discussions regarding a Possible Transaction that it is required to discontinue such discussions pursuant to this Agreement.
     Section 4.07. Access to Seller Management. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, Seller agrees to provide Purchaser, the Purchasing Affiliates and their respective Representatives, upon Purchaser’s request, reasonable access to previously identified management employees of Seller for the purpose of receiving periodic updates with respect to Seller’s restructuring initiatives relating to the Business.
ARTICLE 5
Covenants of Purchaser
     Section 5.01. Confidentiality. Prior to the Closing and after any termination of this Agreement, Purchaser will, and will cause its Affiliates to, hold, and Purchaser will use its reasonable best efforts to cause Purchaser’s and its Affiliates’ respective Representatives to hold, in confidence, all Confidential Information (which term, for purposes of this Section 5.01, shall be deemed to include all information that Seller, or any Person acting on Seller’s behalf, has furnished to Purchaser or any of its Affiliates with respect to Seller and/or the Business in connection with the transactions contemplated by this Agreement and the Transaction Agreements), except to the extent that such information can be shown to have been (a) in the public domain through no fault of Purchaser or any of its Affiliates or Representatives or (b) later lawfully acquired by Purchaser or any of its Affiliates or Representatives from sources other than Seller, a Selling Affiliate or their respective Representatives; provided, however, that Purchaser may disclose Confidential Information to its Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements so long as such Representatives are informed by Purchaser of the nature of the Confidential Information and are directed by Purchaser to hold the Confidential Information in confidence, and Purchaser shall be responsible for any breach of the confidentiality provisions of this Section 5.01 by its Affiliates and Representatives (including Representatives of Seller or the Selling Affiliates who, after the date of this Agreement, become Representatives of Purchaser). The obligation of Purchaser and its Affiliates to hold the Confidential Information in confidence prior to the Closing and after any termination of this Agreement shall be satisfied if they exercise the same care with respect to Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business. If this Agreement is terminated, Purchaser will, and will cause its Affiliates to, and Purchaser will use its reasonable best efforts to cause Purchaser’s and its Affiliates’ respective Representatives to, destroy or deliver to Seller, upon request, all Confidential Information and related materials, and all copies thereof, obtained by Purchaser or any of its Affiliates or Representatives or on behalf of any of the foregoing from

Seller or any of Seller’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby. If, prior to the Closing or after any termination of this Agreement, Purchaser, any of its Affiliates or any of their respective Representatives is legally required to disclose any Confidential Information, Purchaser shall (i) promptly notify Seller to permit Seller, at its expense, to seek a protective order or take other appropriate action and (ii) cooperate as reasonably requested by Seller in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Seller’s sole cost and expense. If, prior to the Closing or after any termination of this Agreement, in the absence of a protective order, Purchaser, any of its Affiliates or any of their respective Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Purchaser, such Affiliate(s) or such Representative(s) may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Purchaser will, and will cause any such Affiliate(s) and Representative(s) to, as applicable, use good faith efforts to advise and consult with Seller and its counsel as to such disclosure and the nature and wording of such disclosure.
     Section 5.02. Access. Other than with respect to Tax matters, which are governed solely by Article 7, after the Closing, Purchaser will afford promptly to Seller and its Affiliates and their respective Representatives reasonable access (with an opportunity to make copies) (subject to Seller’s obligation to maintain the confidentiality of any such Confidential Information), during normal business hours and upon reasonable notice, to Purchaser’s and Purchaser’s Affiliates properties, books, records (whether in hard copy or computer format), workpapers, Contracts, personnel and records relating to the Purchased Assets as Seller shall reasonably request for any reasonable business purpose relating to the Business (excluding in respect of any dispute between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, arising out of the transactions contemplated by this Agreement or any of the Transaction Agreements); provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the Business by Purchaser or any Purchasing Affiliate. Without limiting the foregoing, Purchaser or the applicable Purchasing Affiliate will afford promptly to Seller and its Affiliates and their respective Representatives reasonable access to the contents of certain boxes located as of the date hereof on the premises of the Greenville, South Carolina technology center that contain historical documents relating to both the Business and other businesses of Seller, such access to include the right of Seller to review, copy and/or remove the non-Business portions of such documents. Seller shall promptly reimburse Purchaser for any and all out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) incurred by Purchaser, any Affiliate of Purchaser or any of their respective Representatives in connection with the foregoing.
     Section 5.03. Releases under Certain Contracts. Following the Closing, Purchaser will procure the release by the applicable counterparty of any continuing obligation of Seller or any Selling Affiliate with respect to any Real Property Lease or Assigned Contract and shall indemnify, defend and hold harmless Seller and the Selling Affiliates from and against any Liability resulting from or relating to any such obligation.

     Section 5.04. Contacts with Certain Third Parties. From the date of this Agreement until the Closing, Purchaser shall, and Purchaser shall cause all of its Affiliates and Purchaser’s and its Affiliates’ respective Representatives to, contact and communicate with the employees, consultants, landlords, customers, suppliers, licensors and distributors of Seller, any of Seller’s Affiliates and/or the Business in connection with the transactions contemplated by this Agreement and the Transaction Agreements only upon Seller’s prior written consent.
     Section 5.05. No Intermediary Transaction Tax Shelter. After the Closing, Purchaser will not take any action or cause any action to be taken that would cause the transactions contemplated by this Agreement to be part of or substantially similar to the listed transaction identified in Notice 2001-16, 2001-1 C.B. 140, as modified and supplemented by Notice 2008-111, 2008-51 I.R.B. 1299.
     Section 5.06. Termination of Agreement. Purchaser hereby recognizes and acknowledges that, in the event of a termination of this Agreement under Article 10, the Confidentiality Agreement shall survive in accordance with its terms.
     Section 5.07. Confidential Information Regarding Other Seller Businesses. Purchaser understands and agrees that Seller is making available to Purchaser, Purchaser’s Affiliates and their respective Representatives certain trade secrets and other information that is confidential, non-public and/or proprietary concerning the operations of Seller, its Affiliates and the Business, which information would be damaging to Seller and its Affiliates if disclosed to a competitor, used for any purpose other than operation of the Business or made available to any other Person, and that such information has been provided to Purchaser, Purchaser’s Affiliates and their respective Representatives in confidence. Purchaser acknowledges that Seller and its Affiliates could be irreparably damaged if any trade secrets or other information that is confidential, non-public or proprietary to Seller or any of its Affiliates that does not relate to the Business, the Purchased Assets, the Assumed Liabilities or the Acquired Subsidiaries was disclosed by Purchaser, its Affiliates or any of their respective Representatives to any Person, and Purchaser will not, and will cause its Affiliates and Purchaser’s and its Affiliates’ respective Representatives not to, at any time, including following the Closing or any termination of this Agreement, without the prior written consent of Seller, disclose or use (or permit to be disclosed or used) in any way any such information (regardless of whether such information was obtained during the course of pursuing the transactions contemplated by this Agreement or following the Closing from a Business Employee), unless such information can be shown to have been (a) in the public domain through no fault of Purchaser, any of its Affiliates or any of their respective Representatives or (b) later lawfully acquired by Purchaser, any of its Affiliates or any of their respective Representatives from sources other than Seller, a Selling Affiliate or any of their respective Representatives. In addition, during the period commencing on the Closing Date and ending on the two (2) — year anniversary thereof, Purchaser shall not transfer or permit to be transferred (whether directly or through the provision of consultation services) any of the Business Employees set forth on Section 5.07 of the Disclosure Schedule to any Affiliate, business unit or division of Purchaser that competes with any businesses of Seller (other than the Business) as the same exist on the Closing Date.
     Section 5.08. Non-Solicitation by Purchaser. For a period of two (2) years from the Closing Date, Purchaser shall not, and Purchaser shall cause Purchaser’s Affiliates not to,

directly or indirectly, solicit for employment or hire any employee of Seller or any of Seller’s Affiliates or induce any such employee to terminate such employee’s employment with Seller or any of Seller’s Affiliates; provided, however, that Purchaser and its Affiliates shall not be prohibited from soliciting or hiring any such employees who (a) initiate contact with Purchaser or its Affiliate or (b) respond to a general solicitation of employment that was not specifically targeted or directed at such employees.
     Section 5.09. Valti Purchasing Obligations. From and after the Closing and for the remaining life of the initial term of that certain Supply Agreement, dated November 23, 2006 (the “Valti Supply Agreement”), by and between Seller and Valti SAS (“Valti”), Purchaser shall purchase, or cause to be purchased by one or more of its Affiliates, on behalf of the Business and in accordance with the terms of the Valti Supply Agreement, either through Seller (acting as Purchaser’s agent) or directly from Valti (if so permitted by Valti in satisfaction of Seller’s minimum purchase obligations under the Valti Supply Agreement), the aggregate metric tonnage of those items identified as the “Products” under the Valti Supply Agreement (i.e., steel tube products) set forth on Section 5.09 of the Disclosure Schedule (such aggregate tonnage, the “Required Minimum Tonnage”). If Valti does not permit Purchaser to make such purchases directly from Valti in satisfaction of Seller’s minimum purchase obligations under the Valti Supply Agreement, then Purchaser shall present all orders for such products to Seller, with Seller submitting each such order to Valti on behalf of Purchaser under the terms of the Valti Supply Agreement, in which case Purchaser shall reimburse Seller for any and all costs and expenses incurred or associated with any such order, including the purchase price of any such products ordered and any associated overhead costs, within five (5) days following Purchaser’s receipt from Seller of an invoice therefor. If the number of metric tons of such products purchased by Purchaser in accordance with this Section 5.09 during the period beginning on the Closing Date and ending on April 30, 2011 fails to meet or exceed the Required Minimum Tonnage, then Purchaser shall pay to Seller an amount equal to (a) the difference between the Required Minimum Tonnage and the actual aggregate tonnage purchased during such time period multiplied by (b) €300, such payment to be made by Purchaser within five (5) days following Purchaser’s receipt from Seller of an invoice therefor. Purchaser and Seller will reasonably cooperate with each other and use their respective reasonable best efforts to minimize any premiums or penalties that may become payable by Seller to Valti under the Valti Supply Agreement. Purchaser shall provide, from time to time as requested by Seller, a three-month rolling forecast of Purchaser’s requirements for such products to permit Seller to comply with its obligations to Valti under Section 7.c of the Valti Supply Agreement. Purchaser shall not disclose or permit to be disclosed, and shall hold and cause to be held in strict confidence, any Timken Confidential Information and Seller Confidential Information (as such terms are defined in the Valti Supply Agreement) that is provided to or obtained by Purchaser or any of its Affiliates or employees.
     Section 5.10. No Purchaser Restructuring Plans. Purchaser shall not, at any time prior to the Closing, make, or permit any of its Affiliates or Representatives to make, any decision, determination, public announcement or any other communication that would reasonably be expected to require or trigger (or that in fact requires or triggers) any notification or consultation rights or obligations under applicable Law or Contract in respect of any workers’ councils or similar collective bodies that represent any Business Employees, including any decision, determination, announcement or other communication with respect to any proposal to engage in any additional restructuring of the Business beyond the restructuring plans currently being proposed and implemented by Seller and its applicable Affiliates as of the date of this Agreement, which plans have previously been disclosed to Purchaser.
ARTICLE 6
Covenants of Purchaser and Seller
     Section 6.01. Reasonable Best Efforts; Further Assurances.
     (a) Purchaser and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Agreements. Without limiting the generality of the immediately preceding sentence:
     (i) Each of Purchaser and Seller hereby agree to appear, or cause their respective duly authorized attorneys-in-fact to appear, before a Spanish Notary within ten (10) days following the Closing Date for the purpose of formalizing the Spain Purchase Agreement into a public deed in accordance with applicable Spanish Law.
     (ii) Each of Purchaser and Seller hereby agree to use their reasonable best efforts to assist with the transfer of the Transferred Owned Real Property located in Germany to a designated Purchasing Affiliate, such transfer to be handled by the German notary who recorded the Germany Purchase Agreement.
     (iii) Each of Purchaser and Seller hereby agree to use their reasonable best efforts to assist with the transfer of the Transferred Owned Real Property located in Canada to a designated Purchasing Affiliate. Without limiting the foregoing, as promptly as practicable after the date of this Agreement and in any event before the Closing, Seller shall use its reasonable best efforts to cause Canadian Timken Amalgamated Ltd., Timken Canada LP and, to the extent required to cooperate in effecting such registration, Timken Canada Holdings ULC, to register a deed in the Quebec land registry office no later than immediately before the Closing that will evidence the fact that, as of December 31, 2004, the Transferred Owned Real Property located in Canada was transferred from Canadian Timken Amalgamated Ltd. to Timken Canada LP with the effect that immediately before the Closing Timken Canada LP will be the registered, valid and legal owner of the Transferred Owned Real Property located in Canada.
     (iv) Should the French Selling Affiliates determine to accept the French Offer Letter, each of Purchaser and Seller hereby agree to use their reasonable best efforts to proceed or to cause their respective applicable Affiliates to proceed:

     (A) Between the date of acceptance of the French Offer Letter and the Closing: (1) to the filing, as soon as reasonably practicable following the acceptance by the French Selling Affiliates of the French Offer Letter (but in no event more than ten (10) days after the date thereof), of the notice (“déclaration d’intention d’aliéner”) with each applicable local authority for the Transferred Owned Real Property located in France and the France NRB Assets, if applicable, declaring the intention of the applicable French Selling Affiliate(s) to transfer the Transferred Owned Real Property located in France and the France NRB Assets to a designated Purchasing Affiliate; and (2) following the waiver of the preemptive right by each such local authority and in connection with the Closing, to enter into both the applicable notarized deeds transferring such Transferred Owned Real Property and the France Purchase Agreements, which will each be effective on the Closing Date.
     (B) Promptly following the Closing: (1) with the publication of the France Purchase Agreements, within fifteen (15) days of their execution, in the relevant legal announcement newspapers (“journal d’annonces légales”) in each of the departments where the Business is located in France; (2) with the filing of the France Purchase Agreements, within fifteen (15) days of the first legal announcements, with the commercial registries of each of the designated Purchasing Affiliate and the French Selling Affiliates triggering the publication of the France Purchase Agreements in the BODACC (the official gazette of civil and commercial notices) by the clerk of the respective commercial courts (such publication opening a ten (10) — day opposition period to the creditors of the French Selling Affiliates to exercise such creditors’ objection right (“droit d’opposition”) to the payment of the portion of the Purchase Price payable in respect of the France NRB Assets); and (3) with the filing of various declarations with the social security and labor authorities and filing of value added tax forms with the appropriate Taxing Authorities.
     (v) Purchaser hereby covenants to and for the benefit of Seller and the Selling Affiliates that Purchaser will, on or as soon as is reasonably practicable after the Closing Date, do and execute and deliver, or cause to be done and executed and delivered, all such further acts, deeds and instruments that may be necessary in the applicable jurisdiction to transfer to designated Purchasing Affiliates the full legal title to the Shares, including: (A) properly completing and submitting all administrative forms and other documentation required by the applicable Governmental Authority to legally recognize the transfer of such Shares to such Purchasing Affiliates (including corporate authorizations, financial statements, organizational documents and any other materials that may be required by the applicable Governmental Authority to determine the amount of any Transfer Tax that may be payable in connection with such transfer of Shares), including registering the transfer of the Timken Ceska Shares in the Czech Republic Commercial Register within two (2) months following the Closing;

(B) promptly responding to all questions of the applicable Governmental Authority with respect to the transfer of such Shares to such Purchasing Affiliates; and (C) upon the final determination of any applicable Transfer Tax, duly stamping the relevant documentation and submitting the same, as applicable, to the company secretary of the relevant company for registration.
     (b) Subject to Section 5.04, Purchaser and Seller shall cooperate with one another (i) in determining whether any actions, consents, approvals or waivers are required to be obtained from, or notices given to, parties to any Assigned Contracts or Real Property Leases or creditors of the Assumed Liabilities or employee representatives as may be required under applicable Law, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and (ii) in timely seeking to obtain any such actions, consents, approvals or waivers and to timely give any such notices, in each case, that are material to the operation of the Business. Purchaser shall be responsible for any expenses associated with obtaining any such authorizations, consents, approvals and waivers, or the giving of any such notices, and neither Seller nor any Selling Affiliate will have any Liability for the failure to obtain any such authorization, consent, approval or waiver or to give any such notice.
     (c) Subject to Section 6.02, Purchaser and Seller shall cooperate with one another in identifying such consents, approvals and clearances from Governmental Authorities as may be required to consummate the transactions contemplated by this Agreement and shall use their reasonable best efforts to: (i) prepare and make, as promptly as practicable after the date of this Agreement, but in any event not later than August 28, 2009 (and, with respect to any such filings or presentations required to be made in Germany and South Korea, not later than August 21, 2009), or, in each case, such shorter period as may be required by applicable Law, all filings and other presentations in connection with seeking any Required Regulatory Approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Transaction Agreements; (ii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement; (iii) prosecute such filings and other presentations with diligence; and (iv) prepare all presentations and other documents necessary to inform and consult with any applicable workers councils of any Selling Affiliates regarding the transactions contemplated by this Agreement. Purchaser and Seller will use their reasonable best efforts to facilitate obtaining any required Governmental Order approving the transactions contemplated by this Agreement and the Transaction Agreements. Purchaser and Seller will use their reasonable best efforts to furnish to any Governmental Authority all information in connection with obtaining any Required Regulatory Approval. Subject to Section 6.02, Purchaser and Seller will use their reasonable best efforts to obtain any Required Regulatory Approval, or any exemption thereto, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Seller shall not have any Liability for the failure to obtain any Required Regulatory Approval or other consent, approval or authorization in connection with the transactions contemplated by this Agreement and the Transaction Agreements. Purchaser and Seller will each advise the other party promptly of any material communication received by such party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Transaction Agreements, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby and thereby. Neither Seller nor Purchaser will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the transactions contemplated hereby without giving the other prior notice of the meeting and the opportunity to attend and/or participate, in each case, unless prohibited by such Governmental Authority. Seller and Purchaser will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to the HSR Act and other Required Regulatory Approvals in connection with the transactions contemplated hereby.
     Section 6.02. HSR Clearance.
     (a) In furtherance and not in limitation of the provisions set forth in Section 6.01, each of Purchaser and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in any event not later than August 21, 2009, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (the “HSR Clearance”).
     (b) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates agree to use best efforts and to promptly take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as possible in accordance with the terms of this Agreement, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) of, such of Purchaser’s or its Affiliates’ assets, properties or businesses or such of the assets, properties or businesses of the Business as may be required in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction, temporary restraining order or other order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Purchaser and its Affiliates shall defend through litigation on the merits any claim asserted in court by any Governmental Authority or any other Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing. Notwithstanding anything to the contrary contained in this Agreement, in no event will any sale or disposition in connection with obtaining any Required Regulatory Approvals constitute the misrepresentation or breach of any representation, warranty or covenant of Seller or any Selling Affiliate contained in this Agreement.
     Section 6.03. Public Announcements. From the date of this Agreement through the Closing Date, (a) no public release or announcement concerning the transactions contemplated by this Agreement and the Transaction Agreements shall be issued by Purchaser, and Purchaser shall not permit any of its Affiliates or any of their respective Representatives to issue any such public release or announcement, in each case, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), and (b) no public release or announcement concerning the transactions contemplated hereby and thereby shall be issued by Seller, and Seller shall not permit any of its Affiliates or any of their respective Representatives to issue any such public release or announcement, in each case, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except, in each case of clauses (a) and (b) above, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Seller and its Affiliates may make internal announcements regarding the transactions contemplated by this Agreement and the Transaction Agreements to their employees after reasonable prior notice to, and consultation with, Purchaser.
     Section 6.04. Trademarks; Tradenames.
     (a) The use by Purchaser and its Affiliates following the Closing of tradenames or trademarks retained by Seller, such as the “Timken”, “Fafnir” or “Torrington” tradenames and trademarks or any derivatives, combinations or variations thereof, or any other trademark so retained (collectively, the “Tradenames and Trademarks”), shall be governed by the terms of the Trademark License Agreement.
     (b) Except as expressly permitted by the terms of the Trademark License Agreement, Purchaser shall not, and Purchaser shall not permit any of Purchaser’s Affiliates to, use or permit to be used any of the Tradenames and Trademarks or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names, whether in connection with the Business or otherwise. As soon as reasonably practicable after the Closing, but in any event no later than sixty (60) days thereafter, Purchaser shall cause each of the Acquired Subsidiaries to amend its organizational documents and other applicable documents, as appropriate, so as to delete any reference to any Tradename or Trademark in its legal name and, within such sixty (60) — day period, to make all required filings and registrations with applicable Governmental Authorities to effect such amendments.
     Section 6.05. Notices of Certain Events.
     (a) From the date of this Agreement until the Closing Date, each party shall promptly notify the other party of:

     (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Agreements;
     (ii) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Agreements; and
     (iii) any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 9 becoming incapable of being satisfied.
     (b) Prior to the Closing, Seller may deliver to Purchaser a supplement or update to the Disclosure Schedule, and any such supplement or update shall not be considered for purposes of Section 9.02(a). If any such supplement or update corrects a misrepresentation made on the date of this Agreement, then the matters contained in such supplement or update shall not impact any rights that any Purchaser Indemnified Party may otherwise have to indemnification hereunder in respect of such matters. To the extent that any such supplement or update refers to any matter arising after the date hereof and prior to the Closing that is necessary to be disclosed in order to make any representation or warranty correct when made as of the Closing, and Purchaser is required to consummate or consummates the transactions contemplated by this Agreement notwithstanding receipt by Purchaser of any such supplement or update from Seller, then no Purchaser Indemnified Party shall have any right to indemnification pursuant to Section 11.02(a)(i) in respect of any such notified matter (other than with respect to supplements or updates to Section 2.08 of the Disclosure Schedule). For avoidance of doubt, the delivery by Seller of such a supplement or update which refers to a matter arising after the date hereof and prior to the Closing shall in no way impair or otherwise affect the right of any Purchaser Indemnified Party to indemnification pursuant to Section 11.02(a)(ii) – (vi) in respect of any such notified matter.
     Section 6.06. Transfer of Georgia Bonds. Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary to effect the transfer from Seller or a Selling Affiliate to Purchaser or a Purchasing Affiliate as of the Closing of the bonds and each of the Contracts relating thereto to which Seller or such Selling Affiliate is a party, including the primary documents relating thereto that are set forth on Section 6.06 of the Disclosure Schedule (collectively, the “Georgia Bonds”). In connection with such transfer, the parties shall obtain a full release of Seller and its Affiliates from any Liability from and after the date of such transfer in respect of the Georgia Bonds, including releases by any holder of a Georgia Bond (including RBS Asset Finance, Inc.) and all applicable Governmental Authorities (including local development authorities). If Purchaser and Seller are unable to effect such transfer as of the Closing, (a) the parties shall continue to use such reasonable best efforts to effect such transfer as promptly as practicable following the Closing and (b) Purchaser and its Affiliates shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Liabilities actually suffered by any such Seller Indemnified Parties resulting from or arising out of the Georgia Bonds.
     Section 6.07. Support Services. Seller and its Affiliates provide certain support services, including corporate management, legal, insurance, treasury, payroll administration, tax, employee compensation and benefits management and administration, marketing, communications, environmental management, travel and meeting planning, corporate aviation, public affairs, real estate, stock option plans, internal audit, logistics, materials purchasing, office space, research and development and manufacturing services (collectively, “Support Services”) to the Business and to their respective employees in connection with the operation of the Business as it is conducted as of the date of this Agreement. Purchaser acknowledges and agrees that, except to the extent provided in the Transition Services Agreement, all Support Services will be terminated with respect to the Business and the Business Employees as of the Closing Date.
ARTICLE 7
Tax Matters
     Section 7.01. Certain Tax Matters.
     (a) Preparation and Filing of Tax Returns. Seller shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns in respect of the Purchased Assets (including the Acquired Subsidiaries) that (i) are required to be filed (taking into account extensions) on or before the Closing Date or (ii) are required to be filed (taking into account extensions) after the Closing Date and are to be filed by Seller or a Selling Affiliate, except as described in Section 7.02. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required in respect of the Purchased Assets (including the Acquired Subsidiaries) or in respect of its assets or activities. Any such Tax Returns that include periods ending on or before the Closing Date or that include the activities of the Acquired Subsidiaries or an Asset Selling Affiliate (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Acquired Subsidiaries or an Asset Selling Affiliate (with respect to the Business) prior to the Closing Date, be on a basis consistent with the last previous such Tax Returns filed in respect of the Acquired Subsidiaries or such Asset Selling Affiliate (with respect to the Business), unless Seller or Purchaser, as the case may be, concludes that there is no reasonable basis for such position. With respect to any Tax Return required to be filed by Purchaser for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Purchaser shall deliver, at least thirty (30) days prior to the due date, or for Tax Returns due within sixty (60) days of the Closing Date on or before the date that is the mid-point between the Closing Date and the due date, for the filing of such Tax Return (taking into account extensions), to Seller a statement setting forth the amount of Tax for which Seller is responsible pursuant to Section 7.01(f)(i) and Section 7.01(f)(iii) and an extract of such Tax Return to the extent relevant to Seller under this Agreement. Seller shall have the right to review such Tax Return and statement prior to the filing of such Tax Return, and Purchaser shall consider in good faith any reasonable comments by Seller that are submitted no less than five (5) days prior to the due date of such Tax Return. Seller and

Purchaser agree to consult and resolve in good faith any issue arising as a result of Seller’s review of such Tax Return and statement and mutually to consent to the filing of such Tax Return as promptly as possible. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Acquired Subsidiaries with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 7.01(a) without the prior written consent of Seller. If Seller reasonably determines that any of the Acquired Subsidiaries is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original such Tax Return pursuant to this Section 7.01(a), Seller shall be entitled to file or make such claim or amended Tax Return on behalf of such Acquired Subsidiary (but at Seller’s expense) before the Closing, and Seller will be entitled to control the prosecution of such refund claims after the Closing. After the Closing, Seller may require Purchaser to cause any Acquired Subsidiary to file for a Tax refund to which Seller would be entitled under Section 7.01(e), provided, however, that Purchaser believes that it is more likely than not that such a refund claim is warranted. Seller shall be entitled to control the prosecution of such claim at its own expense. Purchaser will cooperate with Seller in any such Tax refund matters.
     (b) Payment of Taxes. Except for Taxes that are accrued or reserved against in the Final Euro Working Capital Statement or the Final ROW Working Capital Statement, as applicable, Seller shall pay or cause to be paid (i) all Taxes due with respect to Tax Returns which Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.01(a) and (ii) all Taxes due with respect to Tax Returns for Straddle Periods for which Seller is responsible pursuant to Section 7.01(f)(i). Purchaser shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.01(a), other than Taxes which Seller shall pay or cause to be paid in accordance with the preceding sentence, and (B) all Taxes owed by the Acquired Subsidiaries, other than Taxes which Seller shall pay or cause to be paid in accordance with the preceding sentence.
     (c) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between the Acquired Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Acquired Subsidiaries), on the other hand, shall be terminated effective as of the end of the day on the Closing Date and have no further effect for any future taxable year or period, and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of a redetermination of Tax liabilities or otherwise. Seller and Purchaser shall take all such steps necessary to ensure that such termination is effective.
     (d) Carryforwards and Carrybacks. Purchaser shall cause the Acquired Subsidiaries, when permitted by Law, to carry forward any net operating loss, charitable contribution credit or other item of loss or credit arising after the Closing Date that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period. Purchaser shall take and shall cause the Acquired Subsidiaries to take such steps as are necessary by Law to achieve the carry forward, including making necessary elections. Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, charitable contribution credit or other item of loss or credit of the Acquired Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Acquired Subsidiaries ending on or before the Closing Date.
     (e) Refunds. Seller shall be entitled to retain, or receive immediate payment from Purchaser or any of its Affiliates (including the Acquired Subsidiaries) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period (or portion thereof) relating to the Purchased Assets (including the Acquired Subsidiaries). Purchaser and the Acquired Subsidiaries shall be entitled to retain, or receive immediate payment from Seller of, any refund or credit with respect to Taxes with respect to any Post-Closing Tax Period relating to any of the Acquired Subsidiaries. Purchaser and Seller shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in Section 7.01(f)(iii). Seller and Purchaser shall reasonably cooperate with each other to pursue and obtain property Tax refunds and to appeal property Tax assessments pertaining to all periods on or before the Closing Date.
     (f) Tax Indemnification.
     (i) Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates (including, after Closing, the Acquired Subsidiaries), and their respective officers, directors, shareholders, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against: (A) all liability for Taxes of the Acquired Subsidiaries and any Asset Selling Affiliate (to the extent related to the Business) for any Pre-Closing Tax Period; (B) all Covered Losses actually suffered or incurred by any such Purchaser Indemnified Party resulting from or arising out of any misrepresentation of or inaccuracy in any representation or warranty set forth in Section 2.07 and (C) all liability for reasonable legal fees and expenses for or with respect to any item in clause (A) or (B) that gives rise to a successful claim under this Agreement; provided, however, that Seller’s indemnity obligation for Taxes pursuant to this Section 7.01(f)(i) shall be reduced by refunds of Taxes (excluding carrybacks from post-Closing Date years to the extent permitted hereunder) with respect to such periods received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Seller. Notwithstanding the foregoing, Seller shall not indemnify, defend or hold harmless any Purchaser Indemnified Party from or against any Taxes or Covered Losses: (1) attributable to any Tax election and any other action taken or failure to act (which would otherwise give rise to a Seller Tax indemnity payment) after the Closing by Purchaser, any of its Affiliates (including the Acquired Subsidiaries), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Seller) (a “Purchaser Tax Act”); (2) to the extent accrued in the Final Euro Working Capital Statement or the Final ROW Working Capital Statement; (3) to the extent of any net operating or capital loss carryforwards of the Acquired Subsidiaries; or (4) in excess of the amount contained in the first proviso set forth in Section 11.06(a). Further, Seller’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any liability shall terminate effective with the expiration of the applicable statute of limitations in respect of such liability. For the avoidance of doubt, the allocation of any Transfer Taxes that are attributable to the sale and transfer of the Purchased Assets pursuant to this Agreement between Seller and Purchaser shall be governed exclusively by Section 7.02.
     (ii) Purchaser shall, and shall cause the Acquired Subsidiaries to, indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against: (A) except to the extent Seller is otherwise required to indemnify a Purchaser Indemnified Party for such Tax pursuant to Section 7.01(f)(i), all liability for Taxes of the Acquired Subsidiaries; (B) all liability for Taxes attributable to a Purchaser Tax Act; and (C) all liability for reasonable legal fees and expenses for or with respect to any item in clause (A) or (B) and which gives rise to a successful claim under this Agreement. Purchaser’s obligation to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any liability shall terminate effective with the expiration of the applicable statute of limitations in respect of such liability.
     (iii) In the case of any Straddle Period:
     (A) The periodic Taxes that are not based on income or receipts (e.g., property Taxes) that are imposed on or relating to the Purchased Assets for the Pre-Closing Tax Period shall be prorated between Seller and Purchaser effective as of the Closing and shall be adjusted as of the Closing. If any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Purchaser within thirty (30) days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing. Proration of Taxes that are undetermined as of the Closing Date (1) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (2) shall use a 365-day year and (3) shall be subject to post-Closing adjustment as provided in the previous sentence. Purchaser shall be responsible for any increase in Taxes or additional Taxes or assessments imposed on or with respect to the Purchased Assets after the Closing, whether by reason of the purchase and sale effected by this Agreement, any subsequent change of ownership or use, or otherwise. To the extent that any such increase affects a pre-Closing period, Purchaser shall be responsible for and shall indemnify Seller against such Taxes. On or before the Closing, Seller shall pay all delinquent property Taxes or special assessments not contested by Seller in good faith, which contested Taxes or assessments shall remain Seller’s liability.
     (B) Taxes of the Acquired Subsidiaries for the Pre-Closing Tax Period (other than Taxes described in Section 7.01(f)(iii)(A)) shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes of the Acquired Subsidiaries attributable to the ownership by the Acquired Subsidiaries of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date.
     (iv) Any indemnity payment required to be made pursuant to this Section 7.01(f) shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including estimated Tax payments).
     (v) Any indemnity payment made pursuant to this Section 7.01(f) shall be treated as an adjustment to the price paid by Purchaser for the relevant Purchased Asset for Tax purposes, unless a Final Determination with respect to the indemnified party or any of its Affiliates causes such payment to be treated other than as an adjustment to the purchase price for Tax purposes.
     (vi) The computation of the amount of any indemnity payment required to be made pursuant to Section 7.01(f)(i) or Section 7.01(f)(ii), as the case may be, shall be reduced by the amount of any Tax benefit to the indemnified party that is attributable to the Tax liability at issue.
     (g) Timing Adjustment. If a Final Determination results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Seller’s liability for Taxes pursuant to this Section 7.01 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser’s liability for Taxes pursuant to this Section 7.01, Purchaser or Seller, as the case may be, shall promptly pay to Seller or Purchaser, as the case may be, an amount equal to the present value of any such Tax benefit attributable to a timing difference as and when Purchaser or Seller, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). The present value of such Tax benefit for federal, state and local income Tax purposes shall be computed for any year using Purchaser’s or Seller’s, as the case may be, actual tax liability with and without giving effect to such timing difference.

     (h) Tax Contests.
     (i) If a claim shall be made by any Taxing Authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party pursuant to Section 7.01(f), then Purchaser shall promptly notify Seller of such claim no later than twenty-five (25) Business Days after such Tax Claim is made, or otherwise Seller will be released from any indemnification obligation hereunder with respect to such Tax Claim, but Seller’s indemnification obligation with respect to any other current or future Tax Claim shall not be affected by any such release.
     (ii) With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller shall obtain the prior written consent of Purchaser with respect to any settlement of a Tax Claim to the extent that such settlement relates solely to an Acquired Subsidiary or Purchased Assets and would materially affect Purchaser’s tax position after the Closing (such consent shall not be unreasonably withheld or delayed). Purchaser shall be entitled to be informed in writing of such Tax Claim within a reasonable time after such Tax Claim is asserted (it being understood that such writing shall set forth in reasonable detail the amount and the nature of the Tax Claim as well as the core assertions of the Taxing Authority underlying such Tax Claim) and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.
     (iii) With respect to any Tax Claim relating to Taxes of the Acquired Subsidiaries for any Straddle Period, both Seller and Purchaser may participate in such Tax Claim and such Tax Claim shall be controlled by the party that would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods, provided, however, that the controlling party shall not settle any such Tax Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
     (iv) Except as otherwise provided in Section 7.01(h)(ii) and Section 7.01(h)(iii), Purchaser shall control all proceedings with respect to Taxes for any Post-Closing Tax Period.
     (i) Tax Cooperation. Purchaser and Seller shall furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including the Acquired Subsidiaries) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Tax Claim. The party requesting any such information shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information shall: (i) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry; (ii) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis; (iii) return promptly, upon request of the other party, all copies of the information received by it; and (iv) take all steps necessary to cause its Representatives to comply with the terms and conditions of this Section 7.01(i). Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of seven (7) years following the Closing Date and neither party shall destroy such records without first giving written notice to the other party and forty-five (45) days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the other party at the other party’s expense. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business. Notwithstanding the foregoing, Purchaser shall not have access to any books, records, Tax Returns or other information of Seller that do not relate exclusively to the Purchased Assets or the Business.
     Section 7.02. Transfer Taxes.
     (a) All Transfer Taxes that are incurred as a result of the sale, transfer, assignment, conveyance and purchase of the Business and the assumption of the Assumed Liabilities effected pursuant to this Agreement or any Foreign Implementing Agreement shall be borne equally by Seller and Purchaser; provided, however, that any amount of such Transfer Taxes that, pursuant to applicable Law, may be claimed as a tax refund or credit by either party (regardless of whether such tax refund or credit is actually claimed or received) shall be borne solely by such party and accordingly deducted from the aggregate amount of Transfer Taxes that shall be borne equally by Seller and Purchaser; provided further, however, that any credit claimed or to be claimed by Seller or any Asset Selling Affiliate for any value added Tax incurred in the acquisition or manufacturing of materials, Inventory and other assets that are transferred to Purchaser or a Purchasing Affiliate shall belong solely to Seller or such Asset Selling Affiliate.
     (b) All Tax Returns relating to Transfer Taxes shall be prepared by the party that is legally responsible to file such Tax Returns unless the parties agree otherwise, and all Tax Returns relating to such Transfer Taxes shall be delivered to the other party for its review and approval not less than ten (10) days prior to the due date for filing of such Tax Return (taking into account any extensions). A Tax computation schedule, in lieu of a Tax Return, shall be delivered to the other party if no separate Tax Return for any Transfer Tax in connection with the implementation of this Agreement or any Foreign Implementing Agreement is required to be filed by either party. If the time period between Closing and the due date for filing of any Tax Return (taking into account any extension) is less than twenty (20) days, the parties shall use reasonable best efforts to prepare and deliver the Tax Return or Tax computation schedule to the other party in an efficient manner; provided, however, that in any event the Tax Return or Tax computation schedule shall be delivered to the other party not less than three (3) days prior to the due date for filing of any Tax Return (taking into account any extension). Seller and Purchaser shall cooperate in the timely completion and filing of all Tax Returns relating to such Transfer Taxes and the timely payment of such Transfer Taxes. Each party shall use reasonable best efforts to obtain any available exemptions from such Transfer Taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemptions. Purchaser shall provide Seller at Closing with valid resale and exemption certificates in every jurisdiction in which Inventory is to be transferred. Seller or Purchaser, as the case may be, shall reimburse the other for its share of Transfer Taxes paid by the other in accordance with applicable Law and the foregoing provisions of this Section 7.02 within fourteen (14) days of written demand therefor accompanied by supporting documentation of the amount of Transfer Taxes paid and proof of payment.
     (c) “Transfer Taxes” shall be defined as excise, sales, use, goods and services, value added, registration, stamp, recording, documentary, conveyancing, franchise, transfer, transaction privilege, land appreciation, land transfer, business and similar Taxes, levies, customs duties, charges and fees incurred in connection with the transactions contemplated by this Agreement, including any claw-back, as a result of the transactions contemplated by this Agreement, of the exemption or reduction of these Taxes, levies, customs duties and charges granted to Seller or any Selling Affiliate, and including any interest, penalties or additions thereto.
     (d) This Section 7.02 shall be subject to the terms of the Foreign Implementing Agreements.
ARTICLE 8
Employees And Employee Benefits
     Section 8.01. Offers of Employment; Employee-Related Liabilities.
     (a) Section 8.01(a) of the Disclosure Schedule contains a list mutually agreed to by Seller and Purchaser of all Business Employees of Seller or any of its Affiliates who will either be transferred to Purchaser or one or more of the Purchasing Affiliates by operation of Law as of the Closing or to whom Purchaser or one or more of the Purchasing Affiliates shall, subject to Sections 8.02(a), (b) and (c), offer employment immediately following the Closing. Purchaser and Seller shall cooperate in good faith to update Section 8.01(a) of the Disclosure Schedule as of the Closing to reflect, as applicable, any new hires, any relevant transfers or reassignments, and any terminations of employment with respect to the Business, as well as any other amendments thereto.
     (b) Except as otherwise provided in this Article 8, on and after the Closing Date, Purchaser shall be responsible for all Covered Losses related to the Business Employees. Covered Losses relating to all Business Employees who are transferred to Purchaser or a Purchasing Affiliate by operation of Law or accept an offer of employment from Purchaser or a Purchasing Affiliate (collectively, the “Transferred Employees”) shall be borne as follows:
     (i) Purchaser shall be responsible for all Covered Losses in respect of any Action by a Transferred Employee to the extent that such Action is based on facts or circumstances that arise or come into existence on or after the date the Transferred Employee becomes or is deemed to become a Transferred Employee; and
     (ii) Seller shall be responsible for all Covered Losses in respect of any Action by a Transferred Employee to the extent that such Action is based on facts or circumstances that arose or existed prior to the date the Transferred Employee becomes or is deemed to become a Transferred Employee.
     (c) Except as otherwise provided in this Article 8, Seller shall be responsible for all Covered Losses resulting from or arising out of the termination of any Business Employee prior to the Closing Date.
     (d) If any Business Employee set forth on Section 8.01(d) of the Disclosure Schedule (which schedule sets forth the Business Employees of Seller acting through its French branch Timken Europe located in France, the German GmbH Employees, the Business Employees of Timken Espana, S.L. and the Satellite Employees located in China) objects to, rejects or otherwise challenges a transfer to Purchaser (or a Purchasing Affiliate) or Purchaser’s (or a Purchasing Affiliate’s) offer of employment, Purchaser and Seller shall share equally all Covered Losses resulting from or arising out of any such objection, rejection or challenge, including (i) legally and contractually mandated remuneration and social security payments, (ii) customary or mandatory severance payments related to any termination of employment of such Business Employee and (iii) in respect of any Action by such Business Employee to the extent such Action relates to such objection, rejection or challenge.
     Section 8.02. U.S. Employees.
     (a) Active Employees. Effective as of Closing, Purchaser shall, or shall cause a Purchasing Affiliate to, offer employment to the active U.S. Employees, which employees are included in Section 8.01(a) of the Disclosure Schedule. Any U.S. Employee who accepts an offer of employment provided for in this Section 8.02(a) is a “Transferred U.S. Employee”.
     (b) Inactive Employees. With respect to each U.S. Employee employed in the Business but not actively at work as of Closing due to (i) a short-term absence for illness or injury, (ii) a long-term absence covered under a long-term disability Company Benefit Plan, or (iii) an absence for which such U.S. Employee is receiving workers’ compensation payments as required by Law, Purchaser shall, or shall cause a Purchasing Affiliate to, offer employment to each such U.S. Employee when such U.S. Employee gives notice of his or her intention to return to work within six (6) months of the Closing Date (provided that such U.S. Employee is capable of performing the essential functions of his or her former position to the reasonable satisfaction of Purchaser), and at such time as such U.S. Employee begins his or her work, such U.S. Employee will become or be deemed to become a Transferred U.S. Employee for all purposes under this Agreement.
     (c) Pre-Closing Retirees. Any individual who is or was employed in the United States by Seller or any Affiliate of Seller, in each case, primarily in the Business and who retires or retired under a qualified retirement plan of Seller or any Affiliate of Seller on or prior to the Closing Date (a “Former U.S. Employee”) shall not be considered a “Transferred U.S. Employee” for purposes of this Agreement.
     (d) U.S. Employee Benefit Plan Liabilities. Seller shall retain or assume all Liabilities as of the Closing Date in respect of all U.S. Employees and all Liabilities related to years of service until the Closing Date for Transferred U.S. Employees, in each case, under all Company Benefit Plans (including all Liabilities for post-employment and post-retirement welfare benefit obligations for Former U.S. Employees under Company Benefit Plans).
     (e) Continuation of Comparable Terms. For the one (1) year period immediately following the Closing Date, Purchaser shall provide, or cause to be provided by a Purchasing Affiliate, to each Transferred U.S. Employee a compensation package which, taking into account base salary or base wages and other employee benefits and incentive compensation, is substantially comparable in the aggregate to that provided to such Transferred U.S. Employee as of the date of this Agreement, provided, however, that nothing in this Agreement requires Purchaser or a Purchasing Affiliate to offer a defined benefit pension plan or a post-retirement medical and life insurance benefit to the Transferred U.S. Employees. Purchaser shall, or shall cause a Purchasing Affiliate to, recognize each Transferred U.S. Employee’s service with Seller, any Selling Affiliate or any of their respective Affiliates or their respective predecessors as of the Closing as service with Purchaser or a Purchasing Affiliate, as applicable, for all purposes other than benefit accrual under applicable retirement plans to the extent that such service was credited under the equivalent Company Benefit Plans, under Purchaser’s and the Purchasing Affiliates’ employee welfare benefit plans, employee retirement plans, vacation, disability, severance and other employee benefit plans or policies and any other such plans or policies in which such Transferred U.S. Employee will be entitled to participate on and after the date of becoming or being deemed to become a Transferred U.S. Employee (the “Purchaser’s Plans”). Purchaser shall, or shall cause a Purchasing Affiliate to, waive any pre-existing condition limitations and eligibility waiting periods under the Purchaser’s Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Company Benefit Plans as of the Closing Date) and shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by each Transferred U.S. Employee and his or her spouse and dependents during the calendar year in which such Transferred U.S. Employee became or was deemed to become a Transferred U.S. Employee for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant Purchaser’s Plans.

     Section 8.03. U.S. Accrued Vacation. Purchaser shall, or shall cause a Purchasing Affiliate to, credit each Transferred U.S. Employee with the accrued and unused vacation days to which the Transferred U.S. Employee is entitled through the Closing, and any personal and sickness days accrued by the Transferred U.S. Employee through the Closing.
     Section 8.04. U.S. Flexible Benefits. To the extent Transferred U.S. Employees participate in a dependent care or medical expense reimbursement account under a Company Benefit Plan (“Seller’s Flexible Account Plan”) during the calendar year that includes the Closing, Purchaser shall establish (or cause a Purchasing Affiliate, if applicable, to establish) one or more comparable plans (“Purchaser’s Flexible Account Plan”) that will recognize the elections that such Transferred U.S. Employees had in effect for purposes of the plan year in which the Closing occurs under Seller’s Flexible Account Plan. Purchaser’s Flexible Account Plan shall (a) assume the obligations of Seller’s Flexible Account Plan with respect to Transferred U.S. Employees as of the Closing Date and (b) provide the same level of dependent care and medical expense reimbursement account benefits as those provided under Seller’s Flexible Account Plan at least through the end of the plan year in effect as of the Closing. As soon as practicable after the Closing, Seller shall transfer to Purchaser in cash an amount equal to the total amount that Transferred U.S. Employees have contributed to Seller’s Flexible Account Plan through the Closing Date for the calendar year that includes the Closing less all amounts that have been paid from Seller’s Flexible Account Plan through the Closing Date for medical expense and dependent care claims incurred by the Transferred U.S. Employees in the calendar year that includes the Closing (such difference, the “Flex Plan Amount”). If the Flex Plan Amount is less than US$0, as soon as practicable after the Closing, Purchaser shall transfer to Seller in cash an amount equal to all amounts that have been paid from Seller’s Flexible Account Plan through the Closing Date for medical expense and dependent care claims incurred by the Transferred U.S. Employees in the calendar year that includes the Closing less the total amount that Transferred U.S. Employees have contributed to Seller’s Flexible Account Plan through the Closing Date for the calendar year that includes the Closing. After the Closing Date, Purchaser’s Flexible Account Plan will be responsible for reimbursement of all previously unreimbursed reimbursable medical expense and dependent care claims incurred by Transferred U.S. Employees, regardless of when the claims were incurred.
     Section 8.05. U.S. COBRA Continuation Coverage. Purchaser shall have the sole responsibility for “continuation coverage” benefits provided after the Closing for all U.S. Employees and “qualified beneficiaries” of U.S. Employees for whom a “qualifying event” occurs after the Closing (including all qualifying events that occur in connection with the consummation of the transactions contemplated by this Agreement). The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.
     Section 8.06. Workers’ Compensation. Seller shall retain the obligation and Liability for any workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Business Employee that are incurred prior to the Closing Date and that are not Purchaser’s responsibility pursuant to the following sentence (but only to the extent such Liability would be the responsibility of the employer). Purchaser shall be responsible for any obligation and Liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Transferred Employee incurred on or after the Closing Date, which shall include claims with respect to injuries sustained by Transferred Employees on or after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained before the Closing Date.
     Section 8.07. U.S. Retirement Plans.
     (a) Effective as of the Closing Date, the active participation of each Transferred U.S. Employee in Seller’s tax-qualified retirement plans shall cease. Each Transferred U.S. Employee shall be entitled to receive a distribution from Seller’s tax-qualified retirement plans pursuant to the terms of such plans at such times and under such conditions as provided in such plans. Each such Transferred U.S. Employee shall, at his or her option, be entitled to roll over any distribution from Seller’s tax-qualified retirement plans that is eligible for rollover.
     (b) Seller shall amend the terms of its defined benefit pension plans so as to fully vest Transferred U.S. Employees in their accrued pension benefit, if any, at the Closing.
     (c) Seller shall amend Seller’s 401(k) plan to provide that Transferred U.S. Employees will be fully vested in their entire account balance in the Seller’s 401(k) plan as of Closing. Seller shall ensure that Seller’s 401(k) plan, including any loan procedures, continues to allow Transferred U.S. Employees who have an outstanding loan balance in Seller’s 401(k) plan at Closing to make periodic loan repayments to Seller’s 401(k) plan until such time as the outstanding loan balance is paid off.
     Section 8.08. Non-U.S. Employment Matters. Purchaser shall provide or cause the applicable Purchasing Affiliates to provide to each Transferred Employee (except the Other Global Employees), until the earlier of (i) the one (1) – year anniversary of the Closing Date or (ii) any termination of employment by such Transferred Employee by Purchaser or a Purchasing Affiliate after the Closing Date, a compensation package which, taking into account base salary or base wages and other employee benefits and incentive compensation, is substantially comparable in the aggregate to that provided to such Transferred Employee as of the date of this Agreement.
     (a) Spain Employees of Timken IRB SA. With respect to the employees of Timken IRB SA, which employees are included on Section 8.01(a) of the Disclosure Schedule, to the extent required under applicable Law, Seller will comply, or cause the applicable Selling Affiliate or Acquired Subsidiary to comply, with the consultation and information obligations with the applicable legal representatives in advance of the Closing.
     (b) Germany Employees.
     (i) Seller and Purchaser agree that the consummation of the transactions contemplated by this Agreement in respect of the Germany NRB Assets and the Germany Purchase Agreement will result in an automatic transfer of undertakings pursuant to Section 613a of the German Civil Code (Bürgerliches Gesetzbuch) in respect of the German employees belonging to the Business that are employed by Timken GmbH, which employees are included on Section 8.01(a) of the Disclosure Schedule (collectively, the “German Employees”), and accordingly also in an automatic transfer of the German Employees as of the date on which the German NRB Assets will effectively be assumed in accordance with the German Purchase Agreement by Purchaser or a Purchasing Affiliate in Germany (the “German Affiliate”), as the case may be (the “German Transfer Date”).
     (ii) Immediately after the signing of this Agreement, Seller shall cause Timken GmbH to prepare jointly with Purchaser or the German Affiliate, as the case may be, a joint letter as provided in Section 613a paragraph 5 of the German Civil Code informing the German Employees about the proposed sale of the Germany NRB Assets and the proposed transfer of employments to Purchaser or the German Affiliate, as the case may be, and to jointly submit such letter in a timely manner to all German Employees. At no time shall Purchaser or any of its Affiliates or Seller or any of its Affiliates make any statement to any German Employee or take any other action encouraging a German Employee to object to his or her transfer to Purchaser or the German Affiliate, as the case may be.
     (iii) Except as provided under Sections 8.01(b)(ii) and (c), Purchaser shall be liable for, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Covered Losses of any Seller Indemnified Party resulting from or arising out of the employment agreements relating to the German Employees, except for (A) remuneration payments (including the related contributions to social security and wage tax to be withheld) relating to periods prior to the Closing Date, and (B) with respect to annualized remuneration payments, if any, the pro rata temporis share thereof relating to the period before the Closing Date. The foregoing exceptions shall not apply to any Liability under a Foreign Plan (including any company pension plan) or Liability under old-age part-time (Altersteilzeit) even if the Liability also is based on time periods prior to the Closing Date.
     (iv) In case a German Employee objects to his or her transfer of employment (“German Objecting Employee”), Purchaser or the German Affiliate, as the case may be, will not assume under statutory law any Liability toward such German Objecting Employee; instead, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses of any Seller Indemnified Party resulting from or arising out of Timken GmbH’s termination of the employment of such German Objecting Employee, including (A) remuneration and social security payments for up to one (1) year from the Closing Date, (B) customary severance payments and legal fees related to the termination procedure and (C) the Liabilities under any Foreign Plan that in the absence of the objection would have been transferred to Purchaser or the German Affiliate, as the case may be.
     (v) The Business Employees listed on Section 8.01(d) of the Disclosure Schedule that are employees of Timken Germany GmbH (the

“German GmbH Employees”) will not be transferred by an automatic transfer of undertakings pursuant to Section 613a of the German Civil Code. Each German GmbH Employee will be offered employment by Purchaser or the German Affiliate pursuant to Section 8.01(a) by way of a three-party-agreement transferring the employment immediately with effect as of the German Transfer Date, and within such employment agreements the transfer of the German NRB Assets shall be a condition precedent. Purchaser or the German Affiliate shall offer terms of employment (including recognition of terms of service) to the German GmbH Employees identical to the terms that are currently in place with Timken Germany GmbH, and where factual or legal circumstances prevent identical terms, the terms will be substantially equivalent. Purchaser or the German Affiliate, as the case may be, shall fully replace Timken Germany GmbH in its capacity as employer of the German GmbH Employees and assume all rights and duties within the employment relationship. The provisions of Section 8.08(b)(iii) will apply accordingly in respect of each German GmbH Employee. Timken Germany GmbH and Purchaser or the German Affiliate, as the case may be, shall faithfully cooperate on such three-party-agreements. In case there is no successful completion of a three-party-agreement within two (2) weeks after the German Transfer Date with respect to any German GmbH Employee, then Timken Germany GmbH shall either unilaterally terminate such German GmbH Employee or conclude a termination agreement with such German GmbH Employee.
     (vi) Seller shall, by operation of Law, retain all Liability for pension liabilities in Germany existing as of the German Transfer Date in respect of individuals who are neither German Employees nor German GmbH Employees or who are non-transferring German Employees or non-transferring German GmbH Employees, including any individuals who are or were employed in Germany by Seller or any Selling Affiliate who retire or retired on or prior to the German Transfer Date, any German Objecting Employee and any German GmbH Employee who objects to his or her transfer of employment to Purchaser or the German Affiliate.
     (c) French Employees.
     (i) Following the receipt of the French Offer Letter and prior to its acceptance by the French Selling Affiliates, Seller shall have made, or shall have caused the French Selling Affiliates to make, such notifications to and completed such consultations with, the workers’ councils (comités d’entreprise) or equivalent bodies as are required by applicable Law in connection with the transactions contemplated by this Agreement.
     (ii) Subject to the acceptance of the French Offer Letter and the execution and delivery of the France Purchase Agreements, effective as of the Closing:

     (A) Purchaser shall, or shall cause a Purchasing Affiliate to, by the effect of Law, or if applicable by specific agreement (and in such case subject to the agreement of each of the concerned French Employees), receive the totality of the French employees dedicated to the Business of the French Selling Affiliates, which employees are included on Section 8.01(a) of the Disclosure Schedule (collectively, the “French Employees”). Any Contracts, Foreign Plans for the benefit of the French Employees, collective bargaining agreements, similar collective instruments and customary practices of the French Selling Affiliates will be transferred in accordance with applicable Law with respect to the French Employees transferred automatically by the effect of Law or by specific agreement with respect to the other French Employees.
     (B) Except as provided under Sections 8.01(b)(ii) and (c), Purchaser shall be liable for, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Covered Losses actually suffered by any Seller Indemnified Party resulting from or arising out of the employment agreements relating to the French Employees.
     (C) In case any French Employee objects to his or her transfer of employment, except as provided under Section 8.01(d), Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses actually suffered by any Seller Indemnified Party resulting from or arising out of any such French Employee’s termination of employment, including (1) remuneration and social security payments for up to one (1) year from the transfer date, (2) customary severance payments and legal fees related to the termination procedure and (3) damages in case of successful litigation by or settlement with a French Employee.
     (D) Purchaser shall, and shall cause any applicable Purchasing Affiliate to, comply with all mandatory provisions of applicable Law relating to the provision of remuneration and benefits to French Employees as of the Closing Date.
     (E) Seller shall file any request to obtain prior authorization by any French labor inspector that may be required under applicable Law in relation to the transfer of protected French Employees, if any. In the event of such authorization of transfer of protected French Employee(s) not being obtained from the applicable French labor inspector prior to or at the Closing, concerned French Employees shall remain employed by the applicable French Selling Affiliate, as the case may be; provided, however, that (x) at any such time as such authorization is obtained (including following the Closing), Purchaser shall employ or cause to be employed such French Employees and the applicable French Selling Affiliate shall cease to employ such French Employees and (y) for the period beginning on the Closing Date and ending on Purchaser’s or a Purchasing Affiliate’s employment of such employees, Purchaser shall be responsible for all Covered Losses of any Seller Indemnified Party resulting from or arising out of Seller’s employment of such employees during such period.
     (d) China Employees.
     (i) As of the Closing, Purchaser shall, or shall cause any applicable Purchasing Affiliate to, retain and employ the employees of the Business located in China, which employees are included on Section 8.01(a) of the Disclosure Schedule (collectively, the “China Employees”). Effective as of the Closing, Purchaser shall have entered into, or shall have caused any applicable Purchasing Affiliate to enter into, employment or labor agreements with such China Employees. Purchaser shall, or shall cause the applicable Purchasing Affiliate to, recognize each China Employee’s service with Seller, any Selling Affiliate or any of their respective Affiliates or their respective predecessors as of the Closing as service with Purchaser or the applicable Purchasing Affiliate, as applicable, for all purposes other than benefit accrual under applicable retirement plans to the extent that such service was credited under the equivalent Foreign Plans, under Purchaser’s or such Purchasing Affiliate’s applicable employee benefit plans. Seller and Purchaser shall, and shall respectively cause their applicable Affiliates to, undertake all actions and execute all documents necessary under applicable Laws to effectively transfer the China Employees from Seller or Seller’s applicable Affiliate, as the case may be, to Purchaser or the applicable Purchasing Affiliate, as the case may be, effective as of the Closing Date or as soon thereafter as permitted by applicable Law.
     (ii) Except as provided under Sections 8.01(b)(ii) and (c), Purchaser shall be liable for, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Covered Losses of any Seller Indemnified Party resulting from or arising out of any employment agreements, collective bargaining agreements and Foreign Plans relating to the China Employees.
     (iii) In case any China Employee objects to his or her transfer of employment, except as provided under Section 8.01(d), Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses actually suffered by any Seller Indemnified Party resulting from or arising out of any such China Employee’s termination of employment, including (A) customary or statutory severance payments and legal fees related to such termination of employment, (B) all Liabilities and entitlements under any Foreign Plan, as applicable, and (C) all damages in case of successful litigation by or settlement with a China Employee.

     (iv) Purchaser shall, or shall cause any applicable Purchasing Affiliate to, comply with all mandatory provisions of applicable Law relating to the provision of remuneration and benefits to China Employees.
     (e) Canadian Employees.
     (i) Effective as of the Closing, all of the employees of Timken Canada, LP located at the Bedford Plant, which employees are included on Section 8.01(a) of the Disclosure Schedule (collectively the “Canadian Employees”), will be automatically, and without any further action of Timken Canada, LP, transferred to Purchaser, or to a Purchasing Affiliate, as a matter and by the effect of Law, together with all Liabilities of Timken Canada, LP in respect of and in connection with each of such Canadian Employees, including any Liabilities under any Contracts (including employment agreements, collective bargaining agreements and similar individual or collective instruments or agreements) of Timken Canada, LP. Purchaser or such applicable Purchasing Affiliate will become the successor employer of all Canadian Employees and will assume, be bound by and liable for any and all Liabilities of Timken Canada, LP relating to the Canadian Employees, including all Liabilities under any Contract (including employment agreements, collective bargaining agreements and similar individual or collective instruments) of Timken Canada, LP.
     (ii) From and after the Closing, Purchaser or a Purchasing Affiliate will assume all Foreign Plans of Timken Canada, LP to the extent they provide employee benefits in respect of Canadian Employees or retired former employees of Timken Canada, LP who were located at the Bedford Plant and, for the one (1) year period immediately following the Closing Date, will continue offering to the Canadian Employees all Foreign Plans of Timken Canada, LP in compliance with the terms of such Foreign Plans in effect as of the date of this Agreement and customary practice and shall provide or cause to be provided to the Canadian Employees base salary or base wages that are no less than the base salary and base wages provided to the Canadian Employees as of the date of this Agreement. Seller will take commercially reasonable steps to cause any Foreign Plan that is partly for the benefit of Canadian Employees and partly for the benefit of any other employees of Timken Canada, LP to be modified according to Section 4.01 of the Disclosure Schedule. In the event that a Foreign Plan cannot be modified as indicated on Section 4.01 of the Disclosure Schedule before the Closing Date, Purchaser or the applicable Purchasing Affiliate shall provide Canadian Employees with Foreign Plans that are, in the aggregate, substantially comparable to those that were in place for such Canadian Employees immediately prior to the Closing. Neither Purchaser nor any such Purchasing Affiliate shall assume any Foreign Plan of Timken Canada, LP that is wholly or partly for the benefit of any other employees of Timken Canada, LP who do not belong to the Business and are not (or, in the case of retired former employees, were not) located at the Bedford Plant.

     (iii) Except as provided under Sections 8.01(b)(ii) and (c), Purchaser shall be liable for, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Covered Losses of any Seller Indemnified Party resulting from or arising out of the Canadian Employees, including Liabilities under any employment agreements, collective bargaining agreements and Foreign Plans relating to the Canadian Employees.
     (iv) In case any Canadian Employee objects to his or her transfer of employment as provided in this Agreement, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses of any Seller Indemnified Party resulting from or arising out of any such Canadian Employee’s termination of employment, including (A) remuneration (including salary) payments for up to one (1) year from the Closing Date, (B) customary or statutory severance payments and legal fees related to such termination of employment, (C) all Liabilities and entitlements under any Foreign Plan, as applicable, and (D) all damages in case of successful litigation by or settlement with a Canadian Employee.
     (v) Purchaser shall, or shall cause any applicable Purchasing Affiliate to, comply with all mandatory provisions of applicable Law relating to the provision of remuneration and benefits to Canadian Employees.
     (f) Czech Republic Employees. With respect to the employees of Timken Ceská republika s.r.o., which employees are included on Section 8.01(a) of the Disclosure Schedule, to the extent required under applicable Law, Seller will comply, or cause the applicable Selling Affiliate or Acquired Subsidiary to comply, with the consultation and information obligations with the applicable legal representatives in advance of the Closing.
     (g) Other Global Employees. With respect to those Business Employees located in Belgium, Brazil, India, Italy, Japan, Korea, Mexico, Poland, Romania, Singapore, Spain (other than employees of Timken IRB SA) and the United Kingdom who will be retained and employed by Purchaser or any applicable Purchasing Affiliate as of the Closing, which employees are included on Section 8.01(a) of the Disclosure Schedule (collectively, the “Other Global Employees”), Seller and Purchaser shall, and shall respectively cause their applicable Affiliates to, undertake all actions and execute all documents necessary under applicable Laws to effectively transfer each of the Other Global Employees from Seller or the applicable Affiliate of Seller, as the case may be, to Purchaser or the applicable Purchasing Affiliate, as the case may be, effective as of the Closing Date or as soon thereafter as permitted by applicable Laws. Except as provided under
Sections 8.01(b)(ii) and (c), Purchaser shall be liable for, and shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Covered Losses resulting from or arising out of the Other Global Employees, including Covered Losses under any employment agreements, collective bargaining agreements and Foreign Plans relating to the Other Global Employees. Except as provided under Section 8.01(d) with respect to Business Employees of Timken Espana, S.L., if any Other Global Employee objects to, rejects or otherwise challenges a transfer to Purchaser or a

Purchasing Affiliate or an offer of employment by Purchaser or a Purchasing Affiliate, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses actually suffered by any Seller Indemnified Parties resulting from or arising out of any such Other Global Employee’s objection, rejection or challenge or termination of employment, including (i) customary or legally required remuneration and social security payments, (ii) customary or legally required severance payments related to any termination of employment of such Other Global Employee and (iii) in respect of any Action by such Other Global Employee to the extent such Action relates to such objection, rejection or challenge or termination of employment.
     Section 8.09. No Right of Employment. Nothing herein expressed or implied shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Selling Affiliate or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, any Selling Affiliate, Purchaser or any Purchasing Affiliate.
     Section 8.10. WARN Act. For the ninety-one (91) day (inclusive) period immediately following the Closing Date, Purchaser shall not, and shall cause any successor or permitted assign of any portion of the Business not to, cause or permit to be implemented any plant closing, mass layoff or other termination (whether actual or constructive) of U.S. Employees which, either alone or in the aggregate (with each other and/or with any plant closing, partial closing, mass layoff or other termination of U.S. Employees occurring on or prior to the Closing Date), could create any Liability for Seller or any Selling Affiliate under the WARN Act or similar applicable Law.
     Section 8.11. Business Employee Incentive Plans. Each Business Employee who participates in Seller’s employee incentive plans and becomes employed by Purchaser or any applicable Purchasing Affiliate upon Closing will become fully vested in any and all awards (including stocks, restricted stock units, stock options, deferred cash) effective as of the Closing Date. Seller shall ensure that the terms of grants under its employee incentive plans provide that each such Business Employee shall have a period of time of up to three (3) years from the Closing Date to exercise any Seller stock options and/or sell any Seller stock. Any cash awards shall be disbursed in accordance with the applicable employee incentive plan. Seller shall be responsible for communicating with all Business Employees regarding the treatment of Seller’s employee incentive plan awards and any tax implications thereof as of Closing. Any and all Liabilities relating to Seller’s employee incentive plans shall be retained by Seller. No payments shall be required from Purchaser relating to any accruals or outstanding awards under Seller’s employee incentive plans.

ARTICLE 9
Conditions to Closing
     Section 9.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
     (a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;
     (b) all other Required Regulatory Approvals shall have been obtained or any mandatory waiting periods applicable thereto shall have expired or been terminated;
     (c) no provision of any applicable Law and no Governmental Order shall prohibit the consummation of the transactions contemplated hereby; and
     (d) the cut-over of the SAP System, as described in the Separation Agreement, is capable of execution upon the instruction of Seller.
     Section 9.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver to the extent permitted by applicable Law) of the following further conditions:
     (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such date and (B) that are not qualified by Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such time (except with respect to the representation and warranty set forth in the first sentence of Section 2.06, which speaks only as of the date of this Agreement and which must be true and correct only as of the date of this Agreement), except where the matters in respect of which such representations and warranties are not true and correct would not reasonably be expected to have a Material Adverse Effect, and (iii) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect;
     (b) Seller shall have complied with or completed any information right or negotiation with any German employee representation body as required under applicable Law;
     (c) Seller shall have completed or caused the French Selling Affiliates to complete the consultations with French workers councils (“comité d’entreprise”) or equivalent bodies as required under applicable Law and the French Selling Affiliates shall have accepted the French Offer Letter; and
     (d) Seller shall have delivered, or caused to be delivered, to Purchaser all of the deliveries required by Section 1.05(c)(i) – (xxii).

     Section 9.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver to the extent permitted by applicable Law) of the following further conditions:
     (a) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an officer of Purchaser to the foregoing effect; and
     (b) Purchaser shall have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 1.05(b)(i) – (xviii).
     Section 9.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 9.01, Section 9.02, or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Transaction Agreements as required by the provisions of this Agreement, including Section 6.01.
ARTICLE 10
Termination
     Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
     (a) by mutual written agreement of Seller and Purchaser;
     (b) by either Seller or Purchaser if the Closing shall not have been consummated on or before February 28, 2010, or such later date as may be mutually agreed on by Seller and Purchaser in writing (the “Termination Date”, as the same may be extended as provided below); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or the Separation Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
     (c) by Seller if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement such that the condition set forth in Section 9.03(a) would not be satisfied, and which shall not have been cured prior to the earlier of (i) twenty (20) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date; or
     (d) by Purchaser if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Seller contained in this

Agreement such that the condition set forth in Section 9.02(a) would not be satisfied, and which shall not have been cured prior to the earlier of (i) twenty (20) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date.
     The party desiring to terminate this Agreement pursuant to Section 10.01(b), Section 10.01(c) or Section 10.01(d) shall give written notice of such termination to the other party.
     Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without Liability of any party hereto (or any equityholder, director, officer, employee, agent, consultant or representative of any such party) to any other party to this Agreement; provided, however, that nothing herein shall relieve any party from Liability for any willful and material breach hereof. The provisions of Section 5.01 (Confidentiality), Section 5.06 (Termination of Agreement), Section 5.07 (Confidential Information Regarding Other Seller Businesses), Section 6.03 (Public Announcements), this Section 10.02 (Effect of Termination) and, as applicable, Article 12 (Miscellaneous) shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
Survival; Indemnification
     Section 11.01. Survival.
     (a) The representations and warranties contained in this Agreement shall survive the Closing solely for the purposes of Section 11.02 and Section 11.03 and, other than with respect to the representations and warranties of Seller set forth in Section 2.01, Section 2.02, Section 2.07, Section 2.10 and Section 2.17, shall terminate at the close of business on the eighteen (18) month anniversary of the Closing Date, which time period shall serve as a contractual statute of limitations for indemnification claims. The representations and warranties of Seller set forth in Section 2.01, Section 2.02, Section 2.07, Section 2.10 and Section 2.17 shall terminate at the close of business on the date of expiration of the applicable statute of limitations with respect to the subject matter thereof.
     (b) Seller’s obligation to indemnify the Purchaser Indemnified Parties under Section 11.02(a) for Unlisted Pre-Closing Environmental Conditions and under Section 11.02(a)(vi) shall survive the Closing and shall terminate at the close of business on the five (5) year anniversary of the Closing Date, which shall serve as a contractual statute of limitations for all indemnification claims arising out of Unlisted Pre-Closing Environmental Conditions and claims pursuant to Section 11.02(a)(vi).
     (c) Seller’s obligation to indemnify the Purchaser Indemnified Parties under Section 11.02(a)(v) shall survive the Closing and shall terminate at the close of business on the date of expiration of the applicable statute of limitations with respect to the subject matter thereof.
     (d) The other covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms.

     Section 11.02. Indemnification of Purchaser by Seller.
     (a) From and after the Closing Date, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Covered Losses actually suffered or incurred by any such Purchaser Indemnified Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Seller set forth in this Agreement; (ii) a breach of any covenant, obligation or agreement made by Seller in this Agreement; (iii) any Retained Liability; (iv) any Indemnified Environmental Condition; (v) any Action based on contractually or legally mandated warranty claims related to products sold by an Acquired Subsidiary or as part of the Business prior to the Closing Date (as determined pursuant to Section 11.02(e)); (vi) any Liabilities for personal injury, death or property damage to a third party arising out of the sale of products by an Acquired Subsidiary or as part of the Business (including discontinued operations), but only to the extent that such products that are the subject of such claim are determined to have been sold prior to the Closing Date (as determined pursuant to Section 11.02(e)); or (vii) the Reimbursement Amount, provided that in no event shall the Reimbursement Amount exceed the Final Shortfall Amount.
     (b) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification claim pursuant to (i) Section 11.02(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller referenced in Section 11.01(a), (ii) Section 11.02(a) for Unlisted Pre-Closing Environmental Conditions after the expiration of the five (5) year period referenced in Section 11.02(b), (iii) Section 11.02(a)(v) after the expiration of the statute of limitations referenced in Section 11.02(c), or (iv) Section 11.02(a)(vi) after the expiration of the five (5) year period referenced in Section 11.02(b) and, in each case, any such claim shall be irrevocably and unconditionally released and waived by the Purchaser Indemnified Parties upon such expiration, whether or not a longer period would be permitted by applicable Law; provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Seller in accordance with Section 11.04 for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
     (c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 11.02 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within fifteen (15) days after the final determination thereof.
     (d) Nothing in this Section 11.02 shall be construed to apply to Tax matters, which are exclusively governed by Article 7.
     (e) For the purposes of Section 11.02(a)(v) and (vi), in the event the date of sale of a product by an Acquired Subsidiary or as part of the Business cannot otherwise be determined, with respect to such products sold to each of the following types of customers, such date of sale shall (i) in the case of OEMs, be deemed to be sixty (60) days prior to the manufacture date of the specified finished goods of such customers and (ii) in the case of distributors, be deemed to be ninety (90) days prior to the sale of the specified finished goods by such distributors.
     Section 11.03. Indemnification of Seller by Purchaser.
     (a) From and after the Closing Date, Purchaser and its Affiliates shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Covered Losses actually suffered or incurred by any such Seller Indemnified Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser set forth in this Agreement; (ii) a breach of any covenant or agreement made by Purchaser in this Agreement; (iii) any Assumed Liability; and (iv) the possession, ownership, use, operation and management of the Acquired Subsidiaries, the Purchased Assets or the Business by Purchaser after the Closing (including while payment of any Transfer Taxes required to be paid in connection with the transfer of the Shares or any other Purchased Assets to Purchaser and registration and/or notarization of the transfer of legal title of the Shares or any other Purchased Assets to Purchaser is pending).
     (b) The Seller Indemnified Parties shall not be entitled to assert any indemnification in accordance with Section 11.03(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser referenced in Section 11.01(a) and any such claim shall be irrevocably and unconditionally released and waived by the Seller Indemnified Parties, whether or not a longer period would be permitted by applicable Law; provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 11.04 for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
     (c) Any indemnification of a Seller Indemnified Party pursuant to this Section 11.03 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within fifteen (15) days after the final determination thereof.
     (d) Nothing in this Section 11.03 shall be construed to apply to Tax matters, which are exclusively governed by Article 7.
     Section 11.04. Procedures Relating to Indemnification.
     (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within ten (10) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
     (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, so long as the following conditions are met, may elect to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party: (i) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; and (ii) the indemnifying party conducts the defense of the Third-Party Claim actively and diligently. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense of a Third-Party Claim. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Neither the indemnifying party nor the indemnified party shall admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the immediately preceding sentence, the indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement (A) includes an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

     (c) If any indemnified party desires to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an indemnified party to notify the indemnifying party shall relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.
     Section 11.05. Environmental Indemnification Claims, Limitations and Conditions.
     (a) Purchaser agrees to cooperate with Seller and the Selling Affiliates and to take all commercially reasonable actions to avoid and minimize Environmental Losses that would otherwise be subject to indemnification under this Article 11, including not disclosing or reporting any Indemnified Environmental Conditions to any Governmental Authority or other third party unless affirmatively required to do so by Environmental Laws or unless Purchaser reasonably believes that such action will likely reduce the overall extent of such Environmental Losses (subject to Seller’s prior written consent); provided, however, that any Environmental Losses discovered pursuant to Phase II or other intrusive investigation or sampling, testing or monitoring of the environment at the Real Property conducted prior to October 1, 2010 by Purchaser, any of Purchaser’s Affiliates, or any of their respective agents or invitees shall be subject to indemnification to the extent provided under this Article 11.
     (b) In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification any of the Purchaser Indemnified Parties may assert regarding Environmental Laws, Environmental Conditions or Hazardous Materials, neither Seller nor any Selling Affiliate shall have any obligation with respect to such claim to the extent the Environmental Losses for which indemnification is sought:
     (i) arise out of any breach of Purchaser’s covenants under this Section 11.05;
     (ii) arise out of any action not required under Environmental Law or any action to meet a cleanup standard under Environmental Law that is more stringent or costly than required for the continued use of any property as it was last used by Seller, any Selling Affiliate or any Acquired Subsidiary prior to the Closing Date;
     (iii) arise from or are discovered by any Phase II or other intrusive investigation or sampling, testing or monitoring of the environment at the Real Property conducted on or after October 1, 2010 by Purchaser, any of Purchaser’s Affiliates, or any of their respective agents or invitees, unless (and only to the extent that) such action is required by any Environmental Law in effect at the time such action is taken (provided, however, that the Purchaser Indemnified Parties must provide to Seller copies of any data, reports or documents relating to any such investigation, sampling, testing or monitoring as promptly as practicable following receipt thereof by any of the Purchaser Indemnified Parties or their respective agents concerning any Indemnified Environmental Condition);
     (iv) are costs of any post-Closing construction, demolition or renovation of facilities on the Owned Real Property by a Purchaser Indemnified Party, including any asbestos abatement obligations arising from such activities;
     (v) are, pursuant to any written agreement under which Seller or any Selling Affiliate is entitled to assert a claim, subject to indemnification by any other Person, except where Purchaser or an Affiliate of Purchaser has in good faith sought and failed to obtain such indemnification; or
     (vi) arise from or are discovered by any Phase II or other intrusive investigation or sampling, testing or monitoring of the environment at the Real Property conducted prior to October 1, 2010 by Purchaser, any of Purchaser’s Affiliates, or any of their respective agents or invitees, unless the Purchaser Indemnified Parties notify Seller of any claims arising from or discovered by such activities on or prior to December 31, 2010.
     (c) In addition, with respect to any claim that is the subject of this Section 11.05:
     (i) it is a condition precedent to any right of the Purchaser Indemnified Parties to indemnification for such claim that, prior to incurring substantial costs with respect to such claim for which they may seek indemnification, such Purchaser Indemnified Parties shall notify Seller of such claim and afford Seller and its agents and designees the opportunity to evaluate the conditions giving rise to such claim; provided, however, that in the event of an emergency that presents a likelihood of imminent and substantial personal injury or property damage, the Purchaser Indemnified Parties may take action to address such emergency immediately upon notice to Seller; provided further, however, that Seller may exercise its rights under Section 11.05(c)(ii) as soon as feasible in the event of an emergency; provided further, however, that it is a further condition precedent to any right of the Purchaser Indemnified Parties for indemnification with respect to any claim for any Unlisted Pre-Closing Environmental Condition or alleged misrepresentation of or inaccuracy in any of the representations or warranties contained in Section 2.15 that such Purchaser Indemnified Parties must notify Seller of such claim as promptly as practicable after any of the Purchaser Indemnified Parties becomes aware of such Unlisted Pre-Closing Environmental Condition or such alleged misrepresentation or inaccuracy;
     (ii) Seller and its agents and designees, at Seller’s expense (subject to any cost-sharing provided for in Section 11.06(c)), shall be entitled, but not obligated, to undertake, with the Purchaser Indemnified Parties’ oversight, participation and approval (not to be unreasonably withheld or delayed or to unreasonably result in increased costs beyond those required by Environmental

Law), any investigation, remediation or other action required by Environmental Law (and any negotiation with Governmental Authorities regarding same) with respect to such matter, using reasonable best efforts to avoid undue interference with the operations of the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall afford Seller and its agents and designees reasonable access to the Real Property to undertake any such investigation, remediation or other action, subject, where such property is Leased Real Property, to the lawful requirements of the applicable landlord; provided, however, that (A) Seller shall promptly repair, restore or reimburse the Purchaser Indemnified Parties for any out-of-pocket costs incurred by the Purchaser Indemnified Parties as a result of Seller’s negligence in connection with such access and (B) with respect to investigation or remediation of any Real Property, Seller shall accommodate (without prejudice to Seller’s option to undertake control or not) any reasonable request by any Purchaser Indemnified Party to incorporate into Seller’s work additional work beyond that required to satisfy Environmental Law, provided, however, that such Purchaser Indemnified Party agrees to reimburse Seller for the incremental cost to Seller of making such accommodation;
     (iii) if Seller or its agents or designees do not assume responsibility for undertaking actions pursuant to this Section 11.05(c), then the Purchaser Indemnified Parties shall undertake, in good faith (subject to Seller’s rights of oversight, participation and reasonable approval), to complete such actions in the most cost-effective manner;
     (iv) to the extent there is a risk of litigation and sharing relevant information or communications between Seller and Purchaser could affect their status as privileged or otherwise protected, Purchaser, Seller or the Selling Affiliates and their respective agents shall exchange information pursuant to the protection of a joint defense agreement and shall otherwise cooperate in order to facilitate the expeditious and cost-effective resolution of such claim; and
     (v) if reasonably necessary in order to minimize Environmental Losses that would otherwise be subject to indemnification under this Article 11, the Purchaser Indemnified Parties shall use or accept risk-based remedies, impose environmental deed or use restrictions, and install or accept installation of engineering or institutional controls on the Real Property (subject to the provisions of any applicable lease agreements for the Leased Real Property), provided that such restrictions or controls do not prevent or unreasonably inhibit any uses of such Real Property that occurred as of the Closing Date.
     (d) The Purchaser Indemnified Parties shall permit Seller and its agents and designees to make use of Hazardous Material treatment systems located on the Real Property as of the Closing Date for purposes of meeting any indemnification obligations under Section 11.02; provided, however, that:
     (i) the Purchaser Indemnified Parties, and not Seller, shall have the exclusive right to operate and maintain such systems;

     (ii) Seller shall reimburse the Purchaser Indemnified Parties for the reasonable pro rata costs of operation and maintenance attributable to usage of such systems by Seller and its agents and designees;
     (iii) with respect to the Indemnified Environmental Conditions that are, as of the Closing Date, being addressed by Seller and/or its agent or designee, in whole or in part, through use of such existing Hazardous Material treatment systems, the Purchaser Indemnified Parties shall provide Seller and its agents and designees with access equal to the treatment capacity that was required for such ongoing work as of the Closing Date and, at the request of Seller and/or its agent or designee, shall make additional treatment capacity available for such ongoing work as needed to the extent that such treatment systems have treatment capacity in excess of that required by the operations of the Purchaser Indemnified Parties; and
     (iv) with respect to Environmental Losses not subject to Section 11.05(d)(iii), the Purchaser Indemnified Parties shall be required to provide Seller and its agents and designees with access to such systems only to the extent that there is treatment capacity in excess of that required by the operations of the Purchaser Indemnified Parties.
     (e) To the extent that the remediation of a Release is otherwise subject to indemnification pursuant to this Article 11, if the applicable remedial standards provided for under applicable Environmental Laws change between the Closing Date and the date removal or remedial actions are performed, then Seller’s indemnification obligations shall include meeting all applicable remedial standards as in effect at the time such removal or remedial action are performed.
     Section 11.06. Limitations on Indemnification.
     (a) Seller shall have no Liability for indemnification pursuant to Section 11.02(a) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate an amount equal to US$3,000,000 (the “Deductible”), in which case Seller shall be liable for all such Covered Losses relating back to the first dollar; provided, however, that (i) in no event shall the aggregate indemnification to be paid by or on behalf of Seller for Covered Losses under this Agreement exceed an amount equal to US$65,000,000, (ii) claims for indemnification pursuant to Section 11.02(a)(iii) and Section 11.02(a)(vii) shall not be subject to the Deductible, and (iii) the definition of Covered Losses shall be applied without giving effect to the US$50,000 threshold contained therein with respect to claims for indemnification pursuant to (A) Section 11.02(a)(iii) or (B) Section 11.02(a)(vii).
     (b) No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.
     (c) Subject to all other applicable limitations contained herein, Seller shall be responsible for seventy percent (70%) of the aggregate Covered Losses incurred by the

Purchaser Indemnified Parties resulting from breaches of or inaccuracies in any of the representations or warranties contained in Section 2.15 or arising out of Unlisted Pre-Closing Environmental Conditions for which the Purchaser Indemnified Parties are otherwise entitled to indemnification hereunder and the Purchaser Indemnified Parties shall be responsible for the other thirty percent (30%) of such aggregate Covered Losses until such aggregate Covered Losses exceed in the aggregate US$20,000,000, after which Seller shall be responsible for one hundred percent (100%) of all such aggregate Covered Losses (subject to all other applicable limitations contained herein); provided, however, that, subject to all other applicable limitations contained herein, such seventy percent (70%) limitation on recovery shall not apply to any Covered Losses actually suffered by the Purchaser Indemnified Parties arising out of Unlisted Pre-Closing Environmental Conditions to the extent such Covered Losses result from (i) any Third-Party Claim (other than by a Governmental Authority) asserting Liability for personal injury, death or property damage caused by exposure to Hazardous Material or (ii) conditions at locations (other than at or migrating to or from the Real Property) at which Hazardous Material generated by an Acquired Subsidiary or in connection with the Business has been disposed of.
     (d) The definition of Covered Losses shall be applied without giving effect to the US$50,000 threshold contained therein with respect to claims for indemnification which are based on Article 8.
     Section 11.07. Exclusive Remedy. The indemnification provided in Article 7 and in this Article 11, subject to the limitations set forth herein, shall be the sole and exclusive remedy of the parties hereto following the Closing for any Liabilities (including any Covered Losses) arising out of, based upon or otherwise in respect of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement or the transactions contemplated hereby, whether based in contract or tort, except for any claim based upon fraud. In furtherance of the foregoing, each of the parties hereto hereby expressly waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto arising under or based upon any Law (including any right to cost recovery or contribution under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. or any other Environmental Law), other than the right to seek indemnity pursuant to Article 7 and this Article 11; provided, however, that the provisions of this Section 11.07 shall not prevent or limit a cause of action under Section 12.09 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.
     Section 11.08. Determination of Restructuring Shortfall and Reimbursement Amount.
     (a) Within forty-five (45) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a reasonably detailed statement setting forth the Restructuring Shortfall, if any (the “Statement”). Within thirty (30) days following receipt by Purchaser of the Statement, Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the Statement. If Purchaser does not notify Seller of a dispute with respect to the Statement within such thirty (30) day period, such Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Purchaser advises Seller of its objections, then the dispute shall be submitted to the Accounting Firm for resolution, and the Accounting Firm shall render its reasoned written decision with respect to such dispute within twenty (20) days of such submission. The Restructuring Shortfall, as finally determined pursuant to this
Section 11.08(a), is referred to herein as the “Final Shortfall Amount”.
     (b) Following the Closing, Purchaser may continue to implement any portion of Seller’s Business restructuring initiative that was scheduled to be completed by December 31, 2009 but is not completed by the Closing Date (the “Restructuring Carryover”). The amount actually spent by Purchaser and its Affiliates to implement the Restructuring Carryover is referred to herein as the “Reimbursement Amount”. Any disputes between the parties with respect to the Reimbursement Amount shall be resolved pursuant to Section 11.04(c). In connection with any claim pursuant to Section 11.02(a)(vii), Purchaser shall provide Seller with all documentation reasonably requested by Seller with respect to Purchaser’s implementation of the Restructuring Carryover and the expenditures comprising the Reimbursement Amount.
     Section 11.09. Adjustment to Purchase Price. All indemnification and reimbursement payments, as applicable, made pursuant to this Article 11 and Article 7 will be treated as an adjustment to the Purchase Price, unless otherwise required by Law.
ARTICLE 12
Miscellaneous
     Section 12.01. Definitions. The following terms, as used herein, have the following meanings:
     “Accounting Firm” shall have the meaning set forth in Section 1.06(a)(ii).
     “Acquired Subsidiaries” means those subsidiaries of Seller listed on Section 12.01(a) of the Disclosure Schedule.
     “Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority or arbitral body.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Allocation” shall have the meaning set forth in Section 1.07(a).

     “Asset-Level Allocation” shall have the meaning set forth in Section 1.07(a).
     “Asset Selling Affiliates” means Seller and each Selling Affiliate set forth on Section 12.01(j) of the Disclosure Schedule (other than Timken Europe (II) B.V. and Timken (Gibraltar) 2 Limited).
     “Assigned Contracts” means the Contracts set forth in clause (a) of the definition of “Purchased Assets.”
     “Assignment and Assumption of Lease” shall have the meaning set forth in Section 1.05(b)(iv).
     “Assignment of Assigned Contracts” shall have the meaning set forth in Section 1.05(b)(viii).
     “Assumed Liabilities” means all Liabilities relating to or arising out of the Business or the Purchased Assets (other than the Retained Liabilities), whether arising before, on or after the Closing Date, including: (a) all Liabilities of Seller and the Selling Affiliates under each Assigned Contract and Real Property Lease; (b) all unpaid accounts payable (including accounts payable that Seller or any Selling Affiliate has paid by check or bank draft on or before the Closing Date, which check or bank draft has not cleared as of the Closing) of Seller or the Selling Affiliates to the extent related to the Business and all accrued expenses of Seller to the extent related to the Business; (c) all real and personal property Taxes and Transfer Taxes for which Purchaser is responsible pursuant to Article 7; (d) all Liabilities allocated to Purchaser or a Purchasing Affiliate under Article 8; (e) all Liabilities arising from Actions arising out of the operation of the Business and all performance obligations under any product recall or any non-financial settlement obligation relating to the Business; (f) any claims (including product liability and infringement claims other than the Retained Liabilities) relating to goods sold or services provided by the Business before, on or after the Closing Date; (g) all Liabilities relating to the ownership or condition of the tangible Purchased Assets (including all Environmental Conditions, other than the Indemnified Environmental Conditions to the extent a Purchaser Indemnified Party is entitled to indemnification therefor under Article 11 subject to all the limitations contained therein) arising before, on or after the Closing Date or arising from the transfer of the Purchased Assets to Purchaser or a Purchasing Affiliate; (h) all Liabilities associated with the recording or other formalities to be undertaken in connection with documenting the transfer of ownership of the Purchased Intellectual Property to Purchaser or a Purchasing Affiliate; and (i) all Liabilities relating to the ownership or condition of the Owned Real Property.
     “Assumption Agreement” shall have the meaning set forth in Section 1.05(b)(iii).
     “Bankrupt Debtor” means any customer of the Business (including General Motors Corporation, Chrysler Group, LLC, and Delphi Corporation) that is or was subject to any bankruptcy, insolvency, reorganization or rehabilitation proceedings under any applicable Laws (including any proceedings under Chapter 11 of the United States Bankruptcy Code) or the appointed trustee, if any, of any such customer’s business and assets.

     “Bedford Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Benefit Plans” shall have the meaning set forth in Section 2.10(a).
     “Bilbao Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Brno Technology Center” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Business” means: (a) the design and manufacture of needle roller bearing products and such other bearing products as come within the meaning of Competitive Activities by Seller, the Selling Affiliates and the Acquired Subsidiaries (i) conducted at the facilities listed in items 3 through 16 on Section 12.01(b) of the Disclosure Schedule and (ii) carried out with the production lines located at Seller’s Honea Path, South Carolina and Pulaski, Tennessee facilities, which production lines are comprised of the equipment identified in item 1 on Section 12.01(h) of the Disclosure Schedule; and (b) the marketing, sale and servicing of such products by Seller, the Selling Affiliates and the Acquired Subsidiaries conducted at the facilities set forth on Section 12.01(b) of the Disclosure Schedule.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
     “Business Employee” means any individual who, immediately prior to the Closing, is employed by Seller or any of its Affiliates, in each case, primarily in the Business.
     “Cairo Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Cairo Warehouse” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Canadian Employees” shall have the meaning set forth in Section 8.08(e)(i).
     “Canadian Transfer Documents” shall have the meaning set forth in Section 1.05(b)(xvi).
     “China Employees” shall have the meaning set forth in Section 8.08(d).
     “China Purchase Agreement” shall have the meaning set forth in Section 1.05(b)(xiv).
     “China NRB Assets” means the assets of Timken (Wuxi) Bearings Co., Ltd. that constitute Purchased Assets.
     “China NRB Liabilities” means those Liabilities of Timken (Wuxi) Bearings Co., Ltd. that constitute Assumed Liabilities.

     “Closing” shall have the meaning set forth in Section 1.05(a).
     “Closing Date” shall have the meaning set forth in Section 1.05(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Benefit Plans” shall have the meaning set forth in Section 2.10(a).
     “Company-Level Allocation” shall have the meaning set forth in Section 1.07(a).
     “Competitive Activities” shall have the meaning set forth in Section 4.03(a).
     “Confidential Information” shall have the meaning set forth in Section 4.02(b).
     “Confidentiality Agreement” means the confidentiality agreement entered into by and between Seller and Purchaser on February 4, 2009.
     “Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.
     “Copyrights” means all copyrights, whether in published or unpublished works; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
     “Covered Loss” means any and all Liabilities (excluding contingent Liabilities) that are due and payable, including any Liabilities arising under, out of or in connection with any Action or Governmental Order, or any Law or Contract; provided, however, that Covered Loss excludes any Liability having an aggregate value of less than US$50,000, any Liability that has been accrued for or reserved against in the Financial Statements, the Final Euro Working Capital Statement or the Final ROW Working Capital Statement (in each case, to the extent of the accrual or reserve contained therein), any punitive, exemplary, consequential, incidental, special, indirect or similar damages, any diminution in value or lost profits, and any damages based upon multiples of earnings or cash flows; provided further, however, that in the case of punitive, exemplary, consequential, incidental, special and indirect damages only, to the extent that any such damages are actually paid by an indemnified party hereunder to a third party, then any such damages so paid shall be considered direct damages for purposes of this definition of Covered Loss. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (a) any net third party insurance proceeds received or receivable by the indemnitee on account of such Covered Loss and (b) any net Tax benefit recognized by the indemnitee arising from the recognition of the Covered Loss and any other payment received with respect to a Covered Loss. The indemnitee shall (i) use its reasonable best efforts to seek full recovery from any third parties responsible for any Covered Loss and under all insurance policies covering any Covered Loss and (ii) use its reasonable best efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event any payment is made in respect of Covered Losses, the indemnitor who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the indemnitee receiving such payment against any third party. In the event that an insurance or other recovery is made or a net Tax benefit is recognized by the indemnitee with respect to any Covered Loss for which it has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or benefit shall be made promptly to the indemnitor that provided such indemnification to the indemnitee.
     “Czech Republic Purchase Agreement” shall have the meaning set forth in Section 1.05(b)(xv).
     “Dahlonega Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Data Room” means that certain virtual data room relating to the Business established by Seller through Merrill DataSite as such data room existed on the Business Day immediately preceding the date of this Agreement.
     “Deductible” shall have the meaning set forth in Section 11.06(a).
     “Deeds” shall have the meaning set forth in Section 1.05(c)(v).
     “Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement, as the same may be modified or supplemented in accordance herewith.
     “Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
     “Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Losses.
     “Environmental Condition” means any Release of any Hazardous Materials or any violation of Environmental Law in connection with the Purchased Assets.
     “Environmental Law” means any Law relating to remediation, restoration or protection of the environment or human health as relating to actual or potential exposure to Hazardous Materials, including such Laws relating to storage, treatment, management, generation, transportation, use or disposal of Hazardous Materials.
     “Environmental Losses” means Covered Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Law.
     “Equipment” shall have the meaning set forth in clause (j) of the definition of “Purchased Assets.”

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimated Net Retained Receivables” shall have the meaning set forth in Section 1.06(c)(i).
     “Excluded Assets” means all of the assets of Seller and its Affiliates, other than the Purchased Assets, including the following:
     (a) all cash, marketable securities or other securities, commercial paper, check or cash equivalents or other instruments on hand or in bank accounts;
     (b) all Tax losses and Tax loss carryforwards and rights to receive refunds, credits and credit carryforwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Business;
     (c) all Receivables of Seller and those Selling Affiliates set forth on Section 12.01(c) of the Disclosure Schedule arising out of the operation of the Business; and
     (d) all Tradenames and Trademarks and all abbreviations or variations thereof, including any rights or interests therein and the goodwill associated therewith (including the “Timken” and “Torrington” brands).
     “Final Determination” means (a) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and (b) with respect to Taxes other than federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
     “Final Euro Working Capital” shall have the meaning set forth in Section 1.06(a)(i).
     “Final Euro Working Capital Statement” shall have the meaning set forth in Section 1.06(a)(i).
     “Final Net Retained Receivables” shall have the meaning set forth in Section 1.06(c)(ii).
     “Final Net Retained Receivables Statement” shall have the meaning set forth in Section 1.06(c)(ii).
     “Final ROW Working Capital” shall have the meaning set forth in Section 1.06(b)(i).
     “Final ROW Working Capital Statement” shall have the meaning set forth in Section 1.06(b)(i).
     “Final Shortfall Amount” shall have the meaning set forth in Section 11.08(a).

     “Financial Statements” shall have the meaning set forth in Section 2.05(a).
     “Flex Plan Amount” shall have the meaning set forth in Section 8.04.
     “Foreign Implementing Agreements” means those agreements referred to in Section 1.05(c)(v), (xiv), (xv), (xvi), (xvii), (xviii) and (xx), relating to France, Germany, Spain, China, Czech Republic and Canada, respectively, and such other agreements relating to other jurisdictions as may be required by Section 1.05(b)(xix) or Section 1.05(c)(xxiii).
     “Foreign Plans” shall have the meaning set forth in Section 2.10(a).
     “Former U.S. Employee” shall have the meaning set forth in Section 8.02(c).
     “France NRB Assets” means those assets of Timken France SAS, Timken Industries, SAS and Timken Europe, the French branch of Seller, that constitute Purchased Assets.
     “France NRB Liabilities” means those Liabilities of Timken France SAS, Timken Industries, SAS and Timken Europe, the French branch of Seller, that constitute Assumed Liabilities.
     “France Purchase Agreements” shall have the meaning set forth in Section 1.05(b)(xi).
     “French Offer Letter” means that certain letter dated as of the date hereof, transmitted on the date hereof by Purchaser or a Purchasing Affiliate to the French Selling Affiliates, attached hereto as Exhibit S, relating to Purchaser’s or a Purchasing Affiliate’s offer to purchase the France NRB Assets and assume the France NRB Liabilities.
     “French Employees” shall have the meaning set forth in Section 8.08(c)(ii)(A).
     “French Selling Affiliate” means each of Timken France SAS, Timken Industries SAS and Seller (acting through its French branch, Timken Europe), as set forth on Section 12.01(j) of the Disclosure Schedule.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “General Assignment and Bill of Sale” shall have the meaning set forth in Section 1.05(b)(vi).
     “General Enforceability Exceptions” shall have the meaning set forth in Section 2.02.
     “Georgia Bonds” shall have the meaning set forth in Section 6.06.
     “German Affiliate” shall have the meaning set forth in Section 8.08(b)(i).
     “German Employees” shall have the meaning set forth in Section 8.08(b)(i).
     “German GmbH Employees” shall have the meaning set forth in Section 8.08(b)(v).

     “German Objecting Employee” shall have the meaning set forth in Section 8.08(b)(iv).
     “German Transfer Date” shall have the meaning set forth in Section 8.08(b)(i).
     “Germany NRB Assets” means those assets of Timken GmbH that constitute Purchased Assets.
     “Germany NRB Liabilities” means those Liabilities of Timken GmbH that constitute Assumed Liabilities.
     “Germany Purchase Agreement” shall have the meaning set forth in Section 1.05(b)(xii).
     “Governmental Authority” means any federal, state, provincial, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).
     “Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
     “Greenville Technology Center” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Hazardous Materials” means any substance or preparation defined as a “hazardous substance,” “toxic substance,” “hazardous waste” or any other term of similar import under any Environmental Law as in effect as of the Closing Date or any other materials that are regulated or give rise to Liability under Environmental Law as in effect as of the date of the Closing Date, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radiation and radioactive materials, and polychlorinated biphenyls.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Clearance” shall have the meaning set forth in Section 6.02(a).
     “Included Financial Statement Accounts” shall have the meaning set forth in Section 2.05(b).
     “Indemnified Environmental Conditions” means the Listed Pre-Closing Environmental Conditions and the Unlisted Pre-Closing Environmental Conditions, except to the extent contributed to or exacerbated following the Closing by any Person other than Seller or any of Seller’s Affiliates, agents or designees.
     “Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets.
     “Intellectual Property License Agreement” shall have the meaning set forth in Section 1.05(b)(vii).

     “Inventory” shall have the meaning set forth in clause (h) of the definition of “Purchased Assets.”
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means the actual knowledge after reasonable inquiry into the matter, with respect to Seller, of any person listed on Section 12.01(d)(i) of the Disclosure Schedule (subject to any limitations provided thereon), and with respect to Purchaser, of any person listed on Section 12.01(d)(ii) of the Disclosure Schedule.
     “Kunsebeck Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.
     “Leased Real Property” shall have the meaning set forth in ýSection 2.12.
     “Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, fine, penalty, deficiency, cost or expense (in each case, including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’ technical consultants’, engineers’ and experts’ fees and expenses), whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.
     “Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, title defect, easement, right of way or other encumbrance on title of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.
     “Listed Pre-Closing Environmental Conditions” means the Environmental Conditions that occurred or existed prior to the Closing Date to the extent identified on Section 12.01(e) of the Disclosure Schedule.
     “Li Yuan Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Maromme Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Material Adverse Effect” means a material adverse effect on the Business, taken as a whole, or on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any conditions in the global automotive and industrial manufacturing industry in general (but only to the extent such conditions do not disproportionately affect the Business); (b) any conditions in the general global economy or the general economy in the geographic area in which the Business operates or developments or changes therein (but only to the extent such conditions do not disproportionately affect the Business); (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (d) any conditions resulting from natural disasters; (e) the announcement or performance of this Agreement or the transactions contemplated hereby, including compliance by Purchaser and Seller with their respective covenants and agreements contained in this Agreement; (f) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period prior to, on or after the date of this Agreement; (g) any action taken or omitted to be taken by or at the request or with the consent of Purchaser; or (h) changes in any Laws or accounting principles.
     “Material Contracts” shall have the meaning set forth in Section 2.14(a).
     “Material Customer Contract” shall have the meaning set forth in Section 2.14(a)(i).
     “Net Retained Receivables” means, as of the applicable date of determination, an amount equal to: (a) the aggregate amount of Receivables arising out of the operation of the Business of each of Seller (other than any such Receivables of Seller acting through its French branch Timken Europe), The Timken Corporation, Timken US LLC and Timken Canada, LP; minus (b) the aggregate amount of accounts payable arising out of the operation of the Business of each of Seller (other than any such accounts payable of Seller acting through its French branch Timken Europe), The Timken Corporation, Timken US LLC and Timken Canada, LP.
     “Net Working Capital” means: (a) with respect to the European operations of the Business, an amount equal to (i) the aggregate amount of the current asset accounts of such operations of the Business as set forth on Section 1.06(a) of the Disclosure Schedule, minus (ii) the aggregate amount of the current liability accounts of such operations of the Business as set forth on Section 1.06(a) of the Disclosure Schedule; and (b) with respect to the non-European operations of the Business, an amount equal to (i) the aggregate amount of the current asset accounts of such operations of the Business as set forth on Section 1.06(b) of the Disclosure Schedule, minus (ii) the aggregate amount of the current liability accounts of such operations of the Business as set forth on Section 1.06(b) of the Disclosure Schedule, in each case of clauses (a) and (b), excluding Taxes provided for in Article 7.
     “Non-U.S. Employees” shall have the meaning set forth in Section 2.11(c).
     “Olomouc Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Olomouc Warehouse” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Option” means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

     “Other Global Employees” shall have the meaning set forth in Section 8.08(g).
     “Owned Real Property” shall have the meaning set forth in Section 2.12.
     “Patent Assignment Agreement” shall have the meaning set forth in Section 1.05(b)(ix).
     “Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.
     “Permits” shall have the meaning set forth in Section 2.09(b).
     “Permitted Liens” means: (a) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate legal proceedings and for which appropriate reserves are reflected on the balance sheet contained in the Financial Statements; (b) mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or, if due, are being contested in good faith by appropriate legal proceedings; (c) in the case of the Leased Real Property or subleased properties and assets, Liens on the lessors’ or prior lessors’ interests; (d) in the case of Owned Real Property, (i) easements, servitudes, covenants, conditions, restrictions and other similar matters, whether of record or not, affecting title to the Owned Real Property and other encroachments and minor title and survey defects that would be disclosed on an accurate survey of such Owned Real Property, in each case, to the extent that the same does not materially detract from the value of the Owned Real Property or materially interfere with any present or intended use of the Owned Real Property, (ii) zoning, building codes and other land use laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority and (iii) without limiting the generality of the foregoing clauses (i) and (ii), in respect of the Owned Real Property located in Germany, all encumbrances registered in the German land register (Grundbuch), the register of public easements (Baulastenverzeichnis) or any other public register; and (e) Liens which do not materially detract from the value of a Purchased Asset, or materially interfere with any present or intended use of a Purchased Asset.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Possible Transaction” shall have the meaning set forth in Section 4.06.
     “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

     “Prepaid Expenses” shall have the meaning set forth in clause (i) of the definition of “Purchased Assets.”
     “Purchase Price” shall have the meaning set forth in Section 1.04.
     “Purchased Assets” means all of the following assets, as the same exist as of the Closing, other than the Excluded Assets:
     (a) all Contracts, other than the Real Property Leases, to which Seller or any Selling Affiliate is a party and that are exclusively used in the operation of the Business, including such Contracts governing the licensing by Seller and the Selling Affiliates of the “Nadella” brand but excluding any intercompany Contracts (collectively, the “Assigned Contracts”);
     (b) all rights under the Real Property Leases to which none of the Acquired Subsidiaries is a party (collectively, the “Transferred Real Property Leases”);
     (c) the Owned Real Property that is not owned in fee by any of the Acquired Subsidiaries (collectively, the “Transferred Owned Real Property”);
     (d) the Purchased Intellectual Property;
     (e) all Receivables of those Selling Affiliates set forth on Section 12.01(f) of the Disclosure Schedule arising out of the operation of the Business (other than Receivables in respect of finished goods Inventory sold on behalf of the Business to Seller or any of its Affiliates) (the “Purchased Receivables”);
     (f) the Timken IRB Shares and the Timken Ceska Shares (collectively, the “Shares”);
     (g) all warranties of third parties to the extent covering the Purchased Assets, to the extent assignable or transferable;
     (h) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of Seller or the Selling Affiliates (including in transit, on consignment or in the possession of any third party (including the Selling Affiliates set forth on Section 12.01(g) of the Disclosure Schedule)) that is used exclusively in the operation of the Business (collectively, the “Inventory”);
     (i) all of Seller’s and the Selling Affiliates’ security deposits, prepaid rent and prepaid expenses previously paid by Seller and the Selling Affiliates to fulfill their respective obligations under the Real Property Leases (but only if and to the extent that, if landlord consent is expressly required thereunder, the landlord thereunder has consented in writing to the transfer of the deposits to Purchaser or a Purchasing Affiliate) and, to the extent transferable, all vendor, utility and other deposits relating to the Real Property Leases (collectively, the “Prepaid Expenses”);

     (j) all fixed assets and tangible personal property (other than the Inventory) owned by Seller and the Selling Affiliates that are used exclusively in the operation of the Business and that are located at the facilities listed as items 3 through 20 on Section 12.01(b) of the Disclosure Schedule, including any such fixtures, trade fixtures, building equipment, fittings, furniture, computer and other information systems hardware, office equipment and other tangible personal property (collectively, the “Equipment”);
     (k) all Permits of Seller and the Selling Affiliates that are used exclusively in the operation of the Business; and
     (l) all of the assets of Seller and the Selling Affiliates set forth on Section 12.01(h) of the Disclosure Schedule.
     “Purchased Intellectual Property” means (a) the Purchased Patents, (b) the Purchased Trademarks and (c) any Copyrights and Trade Secrets owned by Seller and the Selling Affiliates and used exclusively in the Business.
     “Purchased Patents” means the Patents set forth on Section 2.13 of the Disclosure Schedule.
     “Purchased Receivables” shall have the meaning set forth in clause (e) of the definition of “Purchased Assets.”
     “Purchased Trademarks” means the Trademarks set forth on Section 2.13 of the Disclosure Schedule.
     “Purchaser” shall have the meaning set forth in the Preamble.
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.01(f)(i).
     “Purchaser Tax Act” shall have the meaning set forth in Section 7.01(f)(i).
     “Purchaser’s Flexible Account Plan” shall have the meaning set forth in Section 8.04.
     “Purchaser’s Plans” shall have the meaning set forth in Section 8.02(e).
     “Purchasing Affiliate” means any Affiliate of Purchaser designated by Purchaser in accordance with Section 12.07.
     “Real Property” means collectively the Owned Real Property and the Leased Real Property.
     “Real Property Leases” shall have the meaning set forth in Section 2.12.
     “Receivables” means all accounts and notes receivable of and other indebtedness due and owing by any third party, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered.
     “Reimbursement Amount” shall have the meaning set forth in Section 11.08(b).

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).
     “Representatives” means the members, managers, officers, directors, employees, accountants, counsel, consultants, advisors, authorized representatives and agents of, as applicable, Seller and the Selling Affiliates, on the one hand, and Purchaser and the Purchasing Affiliates, on the other hand.
     “Required Minimum Tonnage” shall have the meaning set forth in Section 5.09.
     “Required Regulatory Approvals” means all consents, approvals, authorizations and notifications set forth on Section 12.01(i) of the Disclosure Schedule.
     “Restructuring Carryover” shall have the meaning set forth in Section 11.08(b).
     “Restructuring Shortfall” means an amount, if any, equal to the (i) the amount expected to be spent by Seller and its Affiliates pursuant to Seller’s Business restructuring initiative prior to December 31, 2009 (as set forth in Section 11.08 of the Disclosure Schedule) less (ii) the amount actually spent by Seller and its Affiliates pursuant to such initiative prior to the Closing Date, as finally determined pursuant to Section 11.08.
     “Retained Liabilities” shall have the meaning set forth in Section 1.02.
     “Satellite Employees” means Business Employees who immediately prior to the Closing are employed by Timken Europe (a branch of The Timken Company), Timken do Brasil Comercio e Industria, Ltda., Timken (China) Investment Company, Ltd., Timken Germany GmbH, Timken India, Limited, Timken Engineering and Research–India Private Limited, Timken Italia S.R.L., Nihon Timken K.K., Timken Korea Limited Liability Corporation, Timken de Mexico, S.A. de C.V., Timken Polska S.P., Timken Romania, S.A., Timken Singapore Pte. Ltd., Timken Espana, S.L. and Timken UK, Ltd.
     “Seller” shall have the meaning set forth in the Preamble.
     “Selling Affiliate” means each Affiliate of Seller set forth on Section 12.01(j) of the Disclosure Schedule.
     “Seller Indemnified Parties” shall have the meaning set forth in Section 7.01(f)(ii).
     “Seller’s Flexible Account Plan” shall have the meaning set forth in Section 8.04.
     “Separation Agreement” shall have the meaning set forth in Section 1.05(d).
     “Shares” shall have the meaning set forth in clause (f) of the definition of “Purchased Assets.”

     “Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature ” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.
     “Spain Purchase Agreement” shall have the meaning set forth in Section 1.05(b)(xiii).
     “Statement” shall have the meaning set forth in Section 11.08(a).
     “Straddle Period” shall have the meaning set forth in Section 7.01(a).
     “Supply Agreement” shall have the meaning set forth in Section 1.05(b)(xviii).
     “Support Services” shall have the meaning set forth in Section 6.07.
     “Sylvania Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Sylvania Warehouse” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Target Euro Working Capital” means €48,099,500.
     “Target ROW Working Capital” means US$49,677,300.
     “Tax” means all taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll, social security and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.
     “Tax Claim” shall have the meaning set forth in Section 7.01(h).
     “Tax Returns” means any return, report or information return required to be filed with any Taxing Authority in connection with Taxes, and any amendment thereto.
     “Taxing Authority” means any Governmental Authority or other regulatory authority, body or instrumentality responsible for the administration, imposition or regulation of any Tax.

     “Termination Date” shall have the meaning set forth in Section 10.01(b).
     “Third-Party Claim” shall have the meaning set forth in Section 11.04(a).
     “Timken Ceska Shares” means all of the issued and outstanding capital stock of Timken Ceská republika s.r.o. owned by Timken Europe (II), B.V. and Timken (Gibraltar) 2 Limited.
     “Timken IRB Shares” means all of the issued and outstanding capital stock of Timken IRB SA owned by Seller.
     “Trade Agreement” means any Assigned Contract into which Seller or any Selling Affiliate enters or entered with any Bankrupt Debtor for the purpose of and as a condition for receiving payment from such Bankrupt Debtor on account of any claims (whether pre-petition claims or otherwise) of Seller or such Selling Affiliate against such Bankrupt Debtor as a court-approved essential or critical supplier in any bankruptcy, insolvency, reorganization or rehabilitation proceedings under any applicable Laws.
     “Trademark Assignment Agreement” shall have the meaning set forth in Section 1.05(b)(xvii).
     “Trademark License Agreement” shall have the meaning set forth in Section 1.05(b)(x).
     “Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the Business associated with each of the foregoing.
     “Tradenames and Trademarks” shall have the meaning set forth in Section 6.04(a).
     “Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.
     “Transaction Agreements” means, collectively, each Assumption Agreement, each Assignment and Assumption of Lease, the Intellectual Property License Agreement, each Bill of Sale, the Deeds, the Transition Services Agreement, each Assignment of Assigned Contracts, each Patent Assignment Agreement, the Trademark License Agreement, the France Purchase Agreements, the Germany Purchase Agreement, the Spain Purchase Agreement, the China Purchase Agreement, the Czech Republic Purchase Agreements, the Canadian Transfer Documents, the Trademark Assignment Agreement, the Supply Agreement and the Separation Agreement.
     “Transfer Taxes” shall have the meaning set forth in Section 7.02(c).
     “Transferred Owned Real Property” means the Owned Real Property set forth in clause (c) of the definition of “Purchased Assets.”

     “Transferred Real Property Leases” means the Real Property Leases set forth in clause (b) of the definition of “Purchased Assets.”
     “Transferred Employee” shall have the meaning set forth in Section 8.01(b).
     “Transferred U.S. Employee” shall have the meaning set forth in Section 8.02(a).
     “Transition Services Agreement” shall have the meaning set forth in Section 1.05(b)(v).
     “Unlisted Pre-Closing Environmental Conditions” means those Environmental Conditions that occurred or existed prior to the Closing Date, not including the Listed Pre-Closing Environmental Conditions.
     “U.S. Employee” means any individual who, as of the Closing, is employed (whether full- or part-time) in the United States by Seller or any of its Affiliates, in each case, primarily in the Business.
     “Valti” shall have the meaning set forth in Section 5.09.
     “Valti Supply Agreement” shall have the meaning set forth in Section 5.09.
     “Vierzon Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “Walhalla Plant” shall have the meaning set forth in Section 2.12 of the Disclosure Schedule.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act.
     Section 12.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic facsimile transmission) and shall be given:
     if to Purchaser, to:
JTEKT Corporation
4-7-1, Meieki, Nakamura-ku
Nagoya, Aichi 450-8515 JAPAN
Attention: President
Facsimile No.: 81-52-527-1910
     with a copy to:
White & Case LLP
Kandabashi Park Building
19-1, Kanda-nishikicho 1-chome
Chiyoda-ku, Tokyo 101-0054 JAPAN
Attention: Brian Strawn, Esq.
Facsimile No: 81-3-3259-0150

     if to Seller, to:
The Timken Company
1835 Dueber Ave., S.W.
Mail Code: GNE-14
Canton, Ohio 44706
Attention: Senior Vice President and General Counsel
Facsimile No.: (330) 471-4041
     with a copy to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Lyle G. Ganske, Esq.
                 James P. Dougherty, Esq.
Facsimile No.: (216) 579-0212
or such other address or electronic facsimile number as such party may hereafter specify by notice to the other parties hereto in accordance with this Section 12.02. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 12.03. Projections. In connection with Purchaser’s investigation of the Purchased Assets and the Business, Purchaser may have received, or may receive, from Seller, a Selling Affiliates and/or their respective Representatives certain projections and other forecasts for the Business, and certain business plan and budget information. Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Purchaser is familiar with such uncertainties, (c) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Purchaser will not assert any claim against Seller, any Selling Affiliate or any of their respective Representatives, or hold Seller or any such other Persons liable, with respect thereto. Accordingly, Purchaser acknowledges that Seller makes no representation or warranty with respect to such estimates, projections, forecasts, plans or budgets and that Seller makes only those representations and warranties explicitly set forth in Article 2.
     Section 12.04. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 12.05. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Purchaser shall pay (a) all filing fees associated with obtaining the Required Regulatory Approvals, (b) any recording fees and notary fees attributable to or pertaining to the purchase or sale of the Purchased Assets and (c) the cost of updating any existing survey or obtaining any new surveys of the Real Property.
     Section 12.06. No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, individual stockholder, agent, attorney or representative of Seller or its Affiliates shall have any Liability for any Liabilities of Seller or any Selling Affiliate under this Agreement or the Transaction Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     Section 12.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. The foregoing shall apply subject to the exception that no consent of Seller may be unreasonably withheld or delayed for a transfer by Purchaser of its rights and obligations under this Agreement to one or more Affiliates of Purchaser that Purchaser designates in writing in accordance with Section 12.02 with respect to any jurisdiction to which this Agreement extends and which are parties to the relevant Transaction Agreement, provided, however, that any such transfer shall not (a) relieve Purchaser from any of its Liabilities, covenants or obligations hereunder (including pursuant to Article 11), (b) have an adverse Tax impact on Seller or any of its Affiliates or (c) delay the consummation of the transactions contemplated by this Agreement.
     Section 12.08. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties hereto under or relating to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflicts of law rules thereof.
     Section 12.09. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Ohio, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Ohio (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the Northern District of Ohio) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 12.02.

     Section 12.10. Waiver of Punitive and Other Damages and Jury Trial.
     (a) Each party to this Agreement expressly waives and foregoes any right to recover punitive, exemplary, consequential or similar damages and any diminution in value or lost profits in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.10.
     Section 12.11. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties.
     Section 12.12. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The word “extent” in the phrase “to the extent”

shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     Section 12.13. Entire Agreement. This Agreement, together with the Transaction Agreements and the Confidentiality Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.
     Section 12.14. Disclosure Schedule. The Disclosure Schedule constitutes an integral part of this Agreement and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any section of the Disclosure Schedule shall be considered to be made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedule is reasonably apparent. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein shall have the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule are for convenience of reference only and shall not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.
     Section 12.15. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.
     Section 12.16. Bulk Transfer Laws. Purchaser acknowledges that Seller and Purchaser will not make any bulk transfer filings under the provisions of any Laws (including Tax Laws) with respect to bulk transfers of any jurisdiction in connection with the transactions contemplated by this Agreement and the Transaction Agreements, waives any requirement of compliance with such Laws and agrees that, notwithstanding any other provision of this Agreement, such action does not constitute a misrepresentation or breach of any representation, warranty or covenant of Seller contained in this Agreement.
     Section 12.17. Choice of Language. It is the express wish of the parties that this Agreement and any related documentation be drawn up in English. II est de la volonté expresse des parties que cette convention ainsi que tout document connexe soient rédigés en langue anglaise.
[SIGNATURE PAGE FOLLOWS THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER: JTEKT CORPORATION
By:	/s/ Motohiko Yokoyama
	Name:	Motohiko Yokoyama
	Title:	President

SELLER: THE TIMKEN COMPANY
By:	/s/ James W. Griffith
	Name:	James W. Griffith
	Title:	President and Chief Executive Officer